IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:	Chapter 11
:
WOLVERINE TUBE, INC., et al.1	:	Case No. 10-13522 (PJW)
:
Debtors.	:	(Jointly Administered)

FIRST AMENDED JOINT PLAN OF REORGANIZATION
OF WOLVERINE TUBE, INC. AND ITS AFFILIATED DEBTORS
PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED

Dated: April 15, 2011

Cozen O’Connor, P.C. 1201 N. Market Street, Suite 1400 Wilmington, Delaware 19801 Phone: (302) 295-2087 Fax: (302) 295-2013 Mark E. Felger Counsel for Debtors and Debtors in Possession	Proskauer Rose LLP Eleven Times Square New York, New York 10036-8299 Phone: (212) 969-3000 Fax: (212) 969-2900 Scott K. Rutsky Special Corporate and Tax Counsel for Debtors and Debtors in Possession

1 The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Wolverine Tube, Inc. (0812), Tube Forming, L.P. (3323), Wolverine Joining Technologies, LLC (1600), WT Holdings Company, Inc. (4984), and TF Investor Inc. (8048). The Debtors’ corporate headquarters and the mailing address for each Debtor is 200 Clinton Avenue West, 10th Floor, Huntsville, Alabama 35801.

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND
GOVERNING LAW

1.1.	Definitions	1
1.2.	Interpretation, Rules of Construction, Computation of Time, Settlement and Governing Law	13

ARTICLE II

DESIGNATION OF CLAIMS AND INTERESTS

2.1.	Summary of Designation of Claim and Interests	14

ARTICLE III

TREATMENT OF CLAIMS AND INTERESTS

3.1.	Unclassified Claims	14
3.2.	Administrative Expense Claims	15
3.3.	Priority Tax Claims	15
3.4.	Class 1 (Non-Tax Priority Claims)	16
3.5.	Class 2 (Other Secured Claims)	16
3.6.	Class 3 (Note Claims)	16
3.7.	Class 4 (General Unsecured Claims)	19
3.8.	Class 5 (PBGC Claim)	19
3.9.	Class 6 (Old Preferred Stock)	19
3.10.	Class 7 (Old Common Stock)	20
3.11.	Class 8 (Section 510(b) Claims)	20
3.12.	Class 9 (Subsidiary Equity Interests)	20

ARTICLE IV

MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

4.1.	Plan Funding	20
4.2.	[reserved]	20
4.3.	Authorization and Issuance of New Common Stock	21
4.4.	New Stockholders’ Agreement	21
4.5.	Issuance of New First Lien Notes	22
4.6.	Cancellation and Surrender of Existing Securities and Agreements	22
4.7.	Revesting of Assets and Operation of Businesses	22
4.8.	Retention of Causes of Action	23

i

4.9.	Waiver of Avoidance Actions	23
4.10.	Satisfaction of Claims or Interests	23
4.11.	Continuation of Bankruptcy Injunction or Stays	23
4.12.	Administration Pending Effective Date	23
4.13.	[reserved]	24
4.14.	Exemption From Securities Laws	24
4.15.	“Change of Control” Provisions	24
4.16.	Substantive Consolidation of the Debtors for Voting and Distribution Purposes Only	24

ARTICLE V

CORPORATE GOVERNANCE AND MANAGEMENT OF THE REORGANIZED
DEBTORS

5.1.	Corporate Existence	24
5.2.	Management of Reorganized Debtors	25
5.3.	New Management Stock Incentive Plan	25
5.4.	Board Of Directors of Reorganized Debtors	25
5.5.	Officers of Reorganized Debtors	25
5.6.	Indemnification of Post-Effective Date Directors and Officers	26

ARTICLE VI

VOTING

6.1.	Voting Generally	26
6.2.	Nonconsensual Confirmation	26

ARTICLE VII

DISTRIBUTIONS UNDER THE PLAN

7.1.	Distributions to Holders of Allowed Claims Only	26
7.2.	Distribution Record Date	26
7.3.	Disbursing Agent	26
7.4.	Rights and Powers of Disbursing Agent	27
7.5.	Delivery of Distributions	27
7.6.	Time Bar to Cash Payments	28
7.7.	Fractional Shares	28
7.8.	Setoffs	28

ARTICLE VIII

PROCEDURES FOR DISPUTED CLAIMS

8.1.	Resolution of Disputed Claims	28
8.2.	Estimation of Claims	29

8.3.	No Partial Distributions Pending Allowance	29
8.4.	Distributions After Allowance	29

ARTICLE IX

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

9.1.	Assumption of Executory Contracts and Unexpired Leases	29
9.2.	Cure of Defaults of Assumed Executory Contracts and Unexpired Leases	29
9.3.	Assumption of Alpine Agreements	30
9.4.	Assumption of Compensation and Benefit Programs	31
9.5.	Pass-Through	32
9.6.	Survival of Indemnification and Corporation Contribution	32
9.7.	Insurance Policies	32
9.8.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	32
9.9.	Bar Date for Filing Claims for Rejection Damages	33
9.10.	Reservation of Rights	33
9.11.	Nonoccurrence of Effective Date	33
9.12.	Contracts and Leases Entered Into After the Petition Date	33

ARTICLE X

RELEASES, INJUNCTIONS AND DISCHARGE

10.1.	Releases by the Debtors	34
10.2.	Releases by Holders of Claims	34
10.3.	Mutual Releases by Released Parties	35
10.4.	Exculpation	36
10.5.	Injunction	36
10.6.	Discharge of Claims and Termination of Interests	37
10.7.	No Releases of Claims By Debtors Against Non-Debtor Subsidiaries or Joint Ventures	37
10.8.	Releases Respecting Claims and Obligations Relating to Pension Plan	37

ARTICLE XI

CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE
PLAN

11.1.	Conditions Precedent to Confirmation	38
11.2.	Conditions Precedent to the Effective Date	38
11.3.	Waiver of Conditions	39
11.4.	Effect of Failure of Conditions	39
11.5.	Substantial Consummation	39

ARTICLE XII

RETENTION OF JURISDICTION

12.1.	Retention of Jurisdiction	39

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1.	Immediate Binding Effect	41
13.2.	Effectuating Documents; Further Transactions	41
13.3.	Payment of Statutory Fees	41
13.4.	Dissolution of Any Statutory Committee	41
13.5.	Entire Agreement	42
13.6.	Exhibits	42
13.7.	Exemption From Certain Transfer Taxes	42
13.8.	Amendment, Modification and Severability of Plan Provisions	42
13.9.	Withholding and Reporting Requirements	43
13.10.	Closing of Chapter 11 Cases	43
13.11.	Conflicts	43
13.12.	Notices to Debtors	43
13.13.	Binding Effect	44
13.14.	No Admissions	44
13.15.	Allocation of Distributions Between Principal and Interest	44
13.16.	Headings	45

Wolverine Tube, Inc., together with its affiliates Tube Forming, L.P., Wolverine Joining Technologies, LLC, WT Holding Company, Inc. and TF Investor Inc., as debtors and debtors in possession, propose this first amended joint plan of reorganization for the resolution of outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Article I hereof. Holders of Claims and Interests should refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, projections of future operations, a liquidation analysis, as well as a summary and description of the Plan and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I

DEFINITIONS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW

1.1.         Definitions.    As used in the Plan, the following terms shall have the following meanings:

“Adequate Protection Obligations” has the meaning set forth in the Cash Collateral Order.

“Ad Hoc Group” means the group of certain Noteholders that was constituted prior to the Petition Date and which are signatories to the Plan Support Agreement other than Plainfield.

“Administrative Expense Claim” means a Claim-(other than any such Claim of the PBGC) for costs and expenses of administration of the Estates pursuant to sections 328, 330, 331, 503(b), 507(a)(2), 507(b) or, if applicable, 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries or commissions for services, and payments for goods and other services and leased premises); (b) all fees and charges assessed against the Estates pursuant to sections 1911 through 1930 of chapter 123 of the Judicial Code; (c) Professional Fee Claims; and (d) Supporting Professional Fee Claims.

“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

“Allowed” means, with respect to any Claim or Interest, except as otherwise specified herein, any of the following: (a) a Claim or Interest that has been scheduled by the Debtors in their Schedules as other than disputed, contingent or unliquidated and as to which (i) the Debtors or any other party in interest have not filed an objection, and (ii) no contrary Proof of Claim has been filed; (b) a Claim or Interest that is not a Disputed Claim or Disputed Interest, except to the extent that any such Disputed Claim or Disputed Interest has been allowed by a Final Order; or (c) a Claim or Interest that is expressly allowed (i) by a Final Order, (ii) by an agreement between the Holder of such Claim or Interest and the Debtors or the Reorganized Debtors, or (iii) pursuant to the terms of the Plan.

“Alpine” means, collectively, The Alpine Group, Inc. and its affiliates (including, but not limited to, Exeon, Inc.), other than the Debtors (to the extent the Debtors constitute affiliates of Alpine).

“Alpine Agreements” means, collectively, (a) the Alpine Management Agreement; (b) the Terms and Conditions by and between Exeon, Inc. and Wolverine Tube, Inc. and related schedules governing Day to Day Purchase Arrangements and Consignment/Supplier Owned Inventory; (c) Toll Manufacturing Agreement dated as of November 30, 2009 by and between Wolverine Joining Technologies, LLC and Exeon, Inc.; (d) Toll Manufacturing Agreement dated as of August 21, 2010 by and between Wolverine Tube, Inc. and The Alpine Group, Inc.; (e) Master Agreement dated as of August 31, 2010 by and between Wolverine Tube, Inc. and Exeon, Inc. re: hedging contracts in existence on August 31, 2010; and (f) the Master Agreement dated as of September 1, 2010 by and between Wolverine Tube, Inc. and Exeon, Inc. re: hedging contracts entered into from and after September 1, 2010; provided, however, that any amendment, modification or supplement to any Alpine Agreement shall be in form and substance reasonably acceptable to Alpine, the Debtors and the Requisite Supporting Noteholders.

“Alpine Management Agreement” means (i) for any period prior to the Effective Date, the Management Agreement, dated as of February 16, 2007, by and between Wolverine Tube, Inc. and The Alpine Group, Inc. (presently continued on a month-to-month basis), and (ii) for any period on and after the Effective Date, such agreement, in the amended form to be included in the Plan Supplement, which amended agreement shall contain the terms set forth in Section 9.3 of the Plan; provided, however, that any amendment, modification or supplement to the Alpine Management Agreement shall be in form and substance reasonably acceptable to Alpine, the Debtors and the Requisite Supporting Noteholders.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., now in effect and as amended by the Bankruptcy Abuse Prevention and Consumer Prevention Act of 2005 or hereafter amended (to the extent any such amendments are applicable to the Chapter 11 Cases).

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or any other court having jurisdiction over these Chapter 11 Cases.

“Bankruptcy Rules” means, collectively, the (a) Federal Rules of Bankruptcy Procedure and (b) Local Rules of the Bankruptcy Court, all as now in effect or hereafter amended (to the extent any such amendments are applicable to the Chapter 11 Cases).

“Business Day” means any day, excluding Saturdays, Sundays or “legal holidays” as defined in Bankruptcy Rule 9006(a), or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

“Cash” means legal tender of the United States of America including, but not limited to, bank deposits, checks and other similar items.

“Cash Collateral Order” means, collectively, the interim and final orders entered by the Bankruptcy Court at Docket Nos. 30 and 133, respectively, as modified by the stipulation amending and extending the final order (Docket No. 322), in each case, authorizing the Debtors’ use of cash collateral and granting adequate protection to prepetition secured parties.

“Causes of Action” means any: (a) Claims, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, and franchises; (b) all rights of setoff, counterclaim, or recoupment and Claims on contracts or for breaches of duties imposed by law; (c) rights to object to Claims or Interests; (d) Claims pursuant to sections 362, 510, 542, 543, 544, 545, 546, 547, 548, 549, 550, or 553 of the Bankruptcy Code; and (e) Claims and defenses as fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code of any kind or character whatsoever, known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date including through the Effective Date, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, and whether asserted or assertable directly or derivatively.

“Chapter 11 Cases” means the procedurally consolidated bankruptcy cases of the Debtors commenced under chapter 11 of the Bankruptcy Code, captioned “In re Wolverine Tube, Inc., et al.” (Case No. 10-13522) (PJW).                                                                        ;

“Claim” means a “claim”, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

“Claims Bar Date” means the date or dates fixed by the order of the Bankruptcy Court, entered on November 23, 2010 (Docket No. 135), by which Persons or Entities asserting a Claim against the Debtors, and who are required to file a Proof of Claim on account of such Claim, must file a Proof of Claim or be forever barred from asserting a Claim against the Debtors or their Property and from voting on the Plan and/or sharing in distributions under the Plan.

“Claims Objection Bar Date” means the bar date for objecting to Proofs of Claim, which date shall be the date which is 120 days following the Effective Date, provided that the Debtors and/or the Reorganized Debtors may seek additional extensions of this date from the Bankruptcy Court.

“Class” means a class of Claims or Interests as listed in Article II of the Plan pursuant to section 1122(a) of the Bankruptcy Code.

“Confirmation” means the Bankruptcy Court’s confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

“Confirmation Date” means the day on which the Confirmation Order is entered by the Bankruptcy Court on its docket.

“Confirmation Hearing” means the hearing held pursuant to Bankruptcy Rule 3020(b)(2), including any adjournments thereof, at which the Bankruptcy Court will consider Confirmation of the Plan.

“Confirmation Order” means the order of the Bankruptcy Court approving Confirmation of the Plan, which shall be in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders.

“Consummation” means the occurrence of the Effective Date.

“Corporate Documents” means, as applicable, the certificate of incorporation and by-laws (or any other applicable organizational documents) of the Debtors in effect as of the Petition Date.

“Debtor Release” means the release given by the Debtors to the Released Parties as set forth in Section 10.1 of the Plan.

“Debtors” means, collectively, WTI, Tube Forming, WJT, WTH and TFI.

“Debtors In Possession” means the Debtors when acting in the capacity of representative of each of their Estates in the Chapter 11 Cases.

“Disbursing Agent” means the Reorganized Debtors and/or one or more Entities designated by the Debtors or Reorganized Debtors to serve as a disbursing agent under the Plan.

“Disclosure Statement” means the disclosure statement relating to the Plan, as approved by order of the Bankruptcy Court, including all exhibits and schedules thereto and references therein that relate to the Plan, which shall be in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders.

“Disputed Claim or Interest” means a Claim or Interest, or any portion thereof, as to which any one of the following applies: (a) that is listed on the Schedules as unliquidated, disputed, contingent or unknown; (b) that is the subject of a timely objection or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules, any applicable order of the Bankruptcy Court, the Plan or applicable non-bankruptcy law, which objection or request for estimation has not been withdrawn, resolved or overruled by a Final Order; (c) that is otherwise disputed by the Debtors or any other party in interest in accordance with applicable law, which dispute has not been withdrawn, resolved, or overruled by a Final Order; or (d) that is otherwise treated as a ‘Disputed Claim’ pursuant to the Plan.

“Distribution Record Date” means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the Confirmation Date or such other date prior to the Effective Date as may be designated in the Confirmation Order.

“DTC” means The Depositary Trust Company.

“Effective Date” means the date selected by the Debtors that is the first Business Day after the Confirmation Date on which (a) the conditions to the occurrence of the Effective Date have been satisfied or waived pursuant to Article XI hereof and (b) no stay of the Confirmation Order is in effect; provided, however, that such date shall be within fifteen (15) days after entry of the Confirmation Order (unless a later date is agreed to between the Debtors and the Requisite Supporting Noteholders).

“Entity” means an entity as such term is defined in section 101(15) of the Bankruptcy Code.

“Estate” or “Estates” means, individually, the estate of each Debtor in the Chapter 11 Cases, or, collectively, the estates of all of the Debtors in the Chapter 11 Cases, created pursuant to section 541 of the Bankruptcy Code.

“Exculpated Claim” means any Claim related to any prepetition or postpetition act taken or omitted to be taken in connection with, relating to, or arising out of the Debtors’ pre- and post-petition business operations, the Debtors’ out-of-court restructuring efforts, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement or the Plan, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the preparation or filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, and the administration and implementation of the Plan, including, without limitation, the issuance of the New Common Stock or the distribution of Property under the Plan or any other agreement.

“Exculpated Party” means each of (a) the Debtors and (b) the Released Parties.

“Final Order” means, as applicable, an order or judgment entered by the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified or amended, and as to which the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari, or motion or other proceedings for a new trial, reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, move for a new trial, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or, in the event that an appeal, writ of certiorari, new trial or reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court or other applicable court shall have been affirmed by the highest court to which such order or judgment was appealed, or certiorari has been denied, or from which a new trial, reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under section 502(j) of the Bankruptcy Code, Rules 59 or 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules may be but has not then been filed with respect to such order or judgment shall not cause such order or judgment not to be a Final Order.

“General Unsecured Claim” means any Claim (including an Intercompany Claim) against the Debtors that is not an Administrative Expense Claim, a Priority Tax Claim, a Secured Tax Claim, a Non-Tax Priority Claim, an Other Secured Claim, a Note Claim, the PBGC Claim, or a Section 510(b) Claim. For purposes of the Plan, General Unsecured Claim shall not include any prepetition Claims of Alpine arising under the Alpine Agreements except as expressly provided in Section 9.3 of the Plan.

“General Unsecured Claims Cap” means a cap on the aggregate amount of Allowed General Unsecured Claims of $6.7 million, unless such amount is increased pursuant to a written agreement with the Requisite Supporting Noteholders; provided, however, that the General Unsecured Claims Cap shall be reduced by any Claims included in such cap which are paid by the Debtors pursuant to an order of the Bankruptcy Court or otherwise paid or satisfied; provided further, however, that the General Unsecured Claims Cap shall not include the estimated and accrued liabilities previously disclosed to the Requisite Supporting Noteholders pursuant to a schedule delivered to counsel to the Ad Hoc Group on October 31, 2010.

“Holdback Amount” means the aggregate holdback of those fees of Professional Persons billed to the Debtors during the Chapter 11 Cases that are held back pursuant to the Professional Fee Order or any other order of the Bankruptcy Court, which amount is to be deposited in the Holdback Escrow Account as of the Effective Date. The Holdback Amount shall not be considered Property of the Debtors or the Reorganized Debtors. When all Professional Fee Claims have been paid, amounts remaining in the Holdback Escrow Account, if any, shall be paid to the Reorganized Debtors.

“Holdback Escrow Account” means the escrow account established by the Reorganized Debtors into which Cash equal to the Holdback Amount shall be deposited on the Effective Date for the payment of Allowed Professional Fee Claims to the extent not previously paid or disallowed.

“Holder” means the beneficial holder of any Claim or Interest.

“Impaired” means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

“Instrument” means any share of stock, security, promissory note, bond, or any other ‘Instrument,’ as that term is defined in section 9-102(47) of the Uniform Commercial Code in effect on the Petition Date.

“Intercompany Claim” means any Claim held by a Debtor or a non-Debtor Affiliate against another Debtor.

“Interest” means the interest of any holder of an “equity security” (as defined in section 101(16) of the Bankruptcy Code) represented by any issued and outstanding shares of Old Common Stock and Old Preferred Stock, as the case may be, or other Instrument evidencing a present ownership interest in any of the Debtors, whether or not transferable, or any option, warrant or right, contractual or otherwise, to acquire any such interest and any redemption, conversion, exchange, voting, participation and dividend rights and liquidation preferences relating to any such equity securities.

“Joint Ventures” means (i) any Entity or Person in which any Debtor holds or controls an equity, membership, partnership or other similar ownership interest equal to or less than 50% of the aggregate amount of the equity, membership, partnership or other similar interests in such Entity or Person, and includes without limitation such interests of the Debtors in Wolverine China Investments LLC and Wolverine/Wieland Heat Transfer Technology LLC; and (ii) any subsidiaries of the entities described in clause (i) of this definition.

“Judicial Code” means title 28 of the United States Code, 28 U.S.C §§1-4001.

“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

“Liquidity Event” means the consummation of the sale, lease, transfer, conveyance or other disposition of all or substantially all of the capital stock of WTI or all or substantially all of the assets of WTI and its subsidiaries (regardless of the form of transaction, whether by merger, recapitalization, reorganization, sale of stock (including public offering), sale of assets, consolidation or other similar transaction, or any combination of the foregoing), in one or a series of transactions.

“Liquidity Event Rights” has the meaning set forth in Section 9.3(b) of the Plan.

“Mutual Release” means the release provision set forth in Section 10.3 of the Plan.

“Net Distributable Cash” means the sum of (i) the net Cash proceeds received from any asset sales consummated by the Debtors during the pendency of the Chapter 11 Cases and/or on the Effective Date and (ii) Cash and cash equivalents solely of the Debtors on a consolidated basis as of the Effective Date minus (a) all Restricted Cash and cash equivalents maintained by or on behalf of the Debtors as of the Effective Date, (b) $10,000,000 of Unrestricted Cash and cash equivalents (representing Cash to be retained by Reorganized WTI for working capital and general corporate purposes), and (c) Cash required to pay; or to reserve for payment of, all Claims required by the Plan to be paid in Cash on or after the Effective Date (other than ordinary course accounts payable), with all such cash components to be determined pursuant to procedures to be mutually agreed upon between the Debtors and the Requisite Supporting Noteholders (which procedures shall be included in the Plan Supplement).

“New Common Stock” means the $0.01 par value common stock of Reorganized WTI authorized pursuant to the Plan and to be issued on the Effective Date pursuant to Section 4.3 of the Plan.

“New First Lien Notes” means the senior secured notes, the form of which shall be included in the Plan Supplement, to be issued by Reorganized WTI to Holders of Allowed Note Claims pursuant to the New First Lien Notes Indenture, and which shall contain the terms described in Section 3.6(d) of the Plan and which shall be in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders.

“New First Lien Notes Indenture” means an indenture, the form of which shall be included in the Plan Supplement, and which shall contain the terms described in Section 3.6(d) of the Plan, to be entered into pursuant to Section 4.5 of the Plan, and which shall be in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders.

“New Management Stock Incentive Plan” means the stock incentive plan to be established by the Reorganized Debtors, the form of which shall be included in the Plan Supplement, which stock incentive plan shall contain the terms described in Section 5.3 of the Plan and shall be in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders.

“New Stockholders’ Agreement” means the stockholders’ agreement, the form of which shall be included in the Plan Supplement, to be effective on the Effective Date and which shall contain the terms set forth in Section 4.4 of the Plan and shall be in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders.

“Non-Tax Priority Claim” means a Claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than any such Claim of the PBGC.

“Note Claims” means all Claims of the Noteholders arising under the Notes and the Note Indenture.

“Note Indenture” means the Indenture governing the Notes, dated as of April 28, 2009, as amended by that certain Amendment No. 1 to Indenture, dated as of March 19, 2010, as same may be further modified or amended.

“Note Trustee” means the Trustee and Collateral Agent serving or appointed pursuant to the Note Indenture.

“Note Trustee Charging Lien” means any Lien or other priority in payment or rights available to the Note Trustee pursuant to the Note Indenture or otherwise available to the Note Trustee under applicable law, for the payment of fees, costs and expenses, including, without limitation, the reasonable fees and expenses of any and all professionals engaged by the Note Trustee.

“Noteholders” means the Holders of the Notes.

“Notes” means the 15% Senior Secured Notes Due 2012 issued by WTI pursuant to the Note Indenture, which Notes were in an aggregate principal amount of $131.3 million as of the Petition Date.

“Old Common Stock” means the common stock of WTI issued and outstanding as of the Petition Date with a par value $0.01 per share, all unissued and/or authorized shares of such common stock, and any warrants, options, or contractual rights to purchase or acquire such common stock at any time and all rights arising with respect thereto.

“Old Preferred Stock” means the Series A Preferred and the Series B Preferred, and all issued, unissued, authorized, or outstanding Series A Preferred and/or Series B Preferred, together with any warrants, options, or contractual rights to purchase or acquire such Series A Preferred and/or Series B Preferred at any time and all rights arising with respect thereto.

“Other Secured Claim” means any Secured Claim other than the Note Claims and any Secured Claim of the PBGC.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PBGC Claim” means all Claims of the PBGC relating to the Pension Plan (including any liabilities asserted or referenced therein), including all Claims asserted by the PBGC in each of the proofs of claim filed against any of the Debtors.

“PBGC Settlement Agreement” means, subject to Section 11.1(e) of the Plan, the settlement and compromise of any and all liabilities to and/or claims of the PBGC (on its own behalf and in every other capacity in which it may now or in the future act) relating to the Pension Plan, including the PBGC Claim, as set forth in the memorandum of understanding dated April 8, 2011, a copy of which is attached hereto as Exhibit A, entered into between the Debtors, on the one hand, and the PBGC, on the other hand, which memorandum of understanding, as provided therein, shall be superseded and replaced by a definitive agreement to be filed with the Bankruptcy Court ten (10) days prior to the voting deadline for the Plan (and upon such filing all references to the PBGC Settlement Agreement contained in the Plan and the Disclosure Statement shall be deemed to refer solely to such definitive agreement unless otherwise specified). The PBGC Settlement Agreement is incorporated into and constitutes a part of the Plan.

“Pension Plan” means the Wolverine Tube Inc. Retirement Plan, a defined benefit pension plan covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended, and the applicable provisions of the Internal Revenue Code of 1986, as amended.

“Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

“Petition Date” means November 1, 2010, the date on which each of the Debtors filed their Voluntary Petitions.

“Plainfield” means Plainfield Asset Management LLC and its affiliates.

“Plan” means this first amended joint plan of reorganization and any schedules or exhibits hereto, as same may be amended, modified, or supplemented from time to time, each of which shall be in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders.

“Plan Supplement” means the compilation of documents, including any exhibits to this Plan not included herewith, that the Debtors shall file with the Bankruptcy Court ten (10) days prior to the voting deadline for the Plan (or such later date as may be agreed to by the Debtors and the Requisite Supporting Noteholders), each document of which shall be in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders.

“Plan Support Agreement” means the Plan Support Agreement, entered into as of October 31, 2010, as amended by Amendment No. 1 to Plan Support Agreement, entered into as of March 24, 2011, and as same may be further modified or amended, by and among (a) WTI, (b) the Supporting Noteholders, and (c) the Supporting Preferred Holders, pursuant to which, among other things, (i) WTI, the Supporting Noteholders and the Supporting Preferred Holders have agreed to support a restructuring of the Debtors’ capital structure and financial obligations pursuant to the Plan, and (ii) the Supporting Noteholders have agreed, if solicited after the approval and receipt of the Disclosure Statement, to vote in favor of the Plan.

“Priority Tax Claim” means a Claim that is entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code, other than any such Claim of the PBGC.

“Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class.

“Professional Fee Claims” means the Claims of (a) Professional Persons and (b) any Person making a Claim for compensation or expense reimbursement under section 503(b) of the Bankruptcy Code, in each case for reasonable compensation or reimbursement of reasonable costs and expenses relating to services performed during the period commencing on the Petition Date and ending on (and including) the Confirmation Date.

“Professional Fee Order” means that certain order of the Bankruptcy Court (Docket No. 127) establishing procedures for interim compensation and reimbursement of expenses of Professional Persons.

“Professional Person” means a Person or Entity who is employed pursuant to a Final Order in accordance with sections 327 or 1103 of the Bankruptcy Code and is to be compensated for services rendered prior to the Confirmation Date pursuant to sections 327, 328, 329, 330 and 331 of the Bankruptcy Code.

“Proof of Claim” means any proof of claim that is filed by a Holder of a Claim.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal, or mixed, and whether tangible or intangible.

“Reinstated” or “Reinstatement” means either (a) leaving unaltered the legal, equitable, and contractual right to which a Claim entitles the Holder of such Claim so as to leave such Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim arises from any failure to perform a nonmonetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the Holder of such Claim (other than the Debtors or an insider) for any actual pecuniary loss incurred by such holder as a result of such failure; or (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the Holder of such Claim.

“Rejected Contracts Schedule” has the meaning set forth in Section 9.1 of the Plan.

“Released Party” means each of: (a) the Supporting Parties, in each case, in their capacity as such, and with respect to each of such entities, such entity’s attorneys, financial advisors, accountants, investment bankers, consultants, representatives, and other professionals, in each case in their capacity as such; (b) the Note Trustee, in its capacity as such, and such entity’s attorneys, financial advisors, accountants, investment bankers, consultants, representatives, and other professionals, in each case in their capacity as such; (c) the shareholders of the Debtors and their direct or indirect parent companies, including the Holders of the Old Preferred Stock and the Old Common Stock, in each case in their capacity as such; and (d) the Debtors’ current and former officers, directors, employees, managers, principals, agents, attorneys, financial advisors, accountants, investment bankers, consultants, representatives, and other professionals, in each case in their capacity as such.

“Reorganized Debtors” means the Debtors as revested with the Property of the Estates on and after the Effective Date.

“Reorganized WTI” means WTI as revested with the Property of the Estate of WTI on and after the Effective Date.

“Requisite Supporting Noteholders” means Supporting Noteholders (a) owning more than 66 2/3% in aggregate principal amount of the Notes held by all Supporting Noteholders and (b) constituting more than ½ in number of all Supporting Noteholders. For purposes of determining whether clause (b) of the prior sentence has been satisfied, a Supporting Noteholder and each of its affiliated Supporting Noteholders shall constitute a single Supporting Noteholder.

“Restricted” means, when referring to Cash or cash equivalents of the Debtors or Reorganized Debtors, Cash or cash equivalents that (i) appear (or would be required to appear) in accordance with Generally Accepted Accounting Principles as “restricted” on a consolidated balance sheet of the Debtors or Reorganized Debtors (unless such appearance is related to a Lien in favor of the Note Trustee) or (ii) are subject to any Lien or security interest in favor of any Person (other than the Note Trustee) that will not be discharged on the Effective Date.

“Schedules” means the schedules of assets and liabilities, the list of equity interests, and the statement of financial affairs filed by the Debtors with the Bankruptcy Court pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007(b), as the same may be amended or supplemented from time to time.

“Section 510(b) Claim” means any Claim against the Debtors arising from rescission of a purchase or sale of a Security of any of the Debtors or an Affiliate of any of the Debtors, for damages arising from the purchase or sale of such a Security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.

“Secured” means when referring to a Claim: (a) secured by a Lien on Property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed as such pursuant to the Plan.

“Secured Tax Claim” means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, together with the rules and regulations promulgated thereunder.

“Security” means a security as defined in section 2(a)(1) of the Securities Act.

“Series A Preferred” means WTI’s Series A Convertible Preferred Stock, stated value $1,000 per share.

“Series B Preferred” means WTI’s Series B Convertible Preferred Stock, stated value $1,000 per share.

“Subclass” means a subdivision of any Class described herein.

“Subsidiary Equity Interest” means any Interest of the Debtors in subsidiaries or Affiliates.

“Supporting Noteholders” means the Noteholders that are (or pursuant to its terms become) parties to the Plan Support Agreement.

“Supporting Parties” means, collectively, the Supporting Noteholders and the Supporting Preferred Holders.

“Supporting Preferred Holders” means the Holders of Old Preferred Stock that are (or pursuant to its terms become) parties to the Plan Support Agreement.

“Supporting Professional Fee Claims” means the reasonable fees and reasonable expenses of the professionals of the Supporting Noteholders.

“TFI” means TF Investor Inc., one of the Debtors.

“Third Party Release” means the release provision set forth in Section 10.2 of the Plan.

“Third Party Releasees” means the Debtors, the Reorganized Debtors and the Released Parties.

“Tube Forming” means Tube Forming, L.P., one of the Debtors.

“Unimpaired” means, when used with reference to a Claim or Interest, a Claim or Interest that is not Impaired.

“Unrestricted” means, when referring to Cash or cash equivalents of the Debtors or Reorganized Debtors, that such Cash or cash equivalents are not Restricted.

“Voluntary Petitions” means the voluntary petitions filed by the Debtors under chapter 11 of the Bankruptcy Code commencing the Chapter 11 Cases.

“WJT” means Wolverine Joining Technologies, LLC, one of the Debtors.

“WTH” means WT Holding Company, Inc., one of the Debtors.

“WTI” means Wolverine Tube, Inc., one of the Debtors.

1.2.	Interpretation, Rules of Construction, Computation of Time, Settlement and Governing Law.

1.2.1           Defined Terms. Any term used in the Plan that is not defined in the Plan, either in Section 1.1 or elsewhere, but that is used in the Bankruptcy Code or the Bankruptcy Rules has the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1.2.2           Rules of Interpretation. For purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) any reference in the Plan to a contract, Instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, but if there exists any inconsistency between a summary of, or reference to, any document in the Plan or Confirmation Order and the document itself, the terms of the document as of the Effective Date shall control; (c) any reference in the Plan to an existing document or Plan Supplement that is filed or to be filed means such document or Plan Supplement, as it may have been or may subsequently be amended, modified or supplemented; (d) unless otherwise specified in a particular reference, all references in the Plan to “section,” “article” and “Plan Supplement” are references to a section, article and Plan Supplement of or to the Plan; (e) the words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan in its entirety rather than to only a particular portion of the Plan; (f) captions and headings to articles and sections are inserted for convenience or reference only and are not intended to be a part of or to affect the interpretation of the Plan; and (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply.

1.2.3           Computation of Time. Unless otherwise specifically stated herein, in computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

1.2.4           Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, Instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in Delaware shall be governed by the laws of the state of incorporation of the relevant Debtor or Reorganized Debtor, as applicable.

1.2.5           Settlements Incorporated Into The Plan. With respect to any and all settlements incorporated into, or otherwise implemented pursuant to or in connection with the Plan (including, without limitation, the PBGC Settlement Agreement), the Plan and Disclosure Statement shall be deemed to constitute a motion for approval of such settlements pursuant to Bankruptcy Rule 9019 and any other applicable provisions of the Bankruptcy Rules and the Bankruptcy Code.

ARTICLE II
DESIGNATION OF CLAIMS AND INTERESTS

2.1.         Summary of Designation of Claim and Interests. The following is a designation of the Classes of Claims and Interests under the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims have not been classified and are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest is within the description of that Class and is classified in another Class to the extent that any remainder of the Claim or Interest qualifies within the description of such other Class or Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest and has not been paid, released or otherwise satisfied before the Effective Date.

Class	Claims and Interests	Status	Voting Rights

Class 1:	Non-Tax Priority Claims	Unimpaired	Deemed to Accept; Not Entitled to Vote

Class 2:	Other Secured Claims	Unimpaired	Deemed to Accept; Not Entitled to Vote

Class 3:	Note Claims	Impaired	Entitled to Vote

Class 4:	General Unsecured Claims	Unimpaired	Deemed to Accept; Not Entitled to Vote

Class 5:	PBGC Claim	Impaired	Entitled to Vote

Class 6:	Old Preferred Stock	Impaired	Deemed to Reject; Not Entitled to Vote

Class 7:	Old Common Stock	Impaired	Deemed to Reject; Not Entitled to Vote

Class 8:	Section 510(b) Claims	Impaired	Deemed to Reject; Not Entitled to Vote

Class 9:	Subsidiary Equity Interests	Unimpaired	Deemed to Accept; Not Entitled to Vote

ARTICLE III
TREATMENT OF CLAIMS AND INTERESTS

3.1.            Unclassified Claims. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims are not classified, are Unimpaired, and are not entitled to vote on the Plan.

3.2.            Administrative Expense Claims.

3.2.1          In General.    Except to the extent that a Holder of an Allowed Administrative Expense Claim has been paid by the Debtors prior to the Effective Date, each Holder of an Allowed Administrative Expense Claim (other than a Professional Fee Claim), in full and final satisfaction, release, settlement and discharge of such Administrative Expense Claim, shall be paid in full, in Cash, in such amounts as (a) are incurred in the ordinary course of business by the Debtors when and as such Claim becomes due and owing, (b) are Allowed by the Bankruptcy Court upon the later of the Effective Date, the date upon which there is a Final Order allowing such Administrative Expense Claim or any other date specified in such order, or (c) may be agreed upon between the Holder of such Administrative Expense Claim and the Debtors. Notwithstanding anything to the contrary contained herein, any Allowed Administrative Expense Claims in respect of Adequate Protection Obligations shall be deemed discharged, satisfied and released as provided in Section 3.6 of the Plan.

3.2.2          Professional Compensation.

(a)      Final Fee Applications. All final requests for payment of Professional Fee Claims, including the Holdback Amount and Professional Fee Claims incurred during the period from the Petition Date through the Confirmation Date, must be filed with the Bankruptcy Court and served on the Reorganized Debtors no later than thirty (30) days after the Confirmation Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and any applicable orders of the Bankruptcy Court, the Allowed amounts of such Professional Fee Claims shall be determined and paid as directed by the Bankruptcy Court.

(b)      Post-Confirmation Date Fees and Expenses. Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Reorganized Debtors. Upon the Confirmation Date, any requirement that Professional Persons comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional Person in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

3.3.            Priority Tax Claims.     Except to the extent that a Holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each Holder of an Allowed Priority Tax Claim, in full and final satisfaction, release, settlement and discharge of such Priority Tax Claim, shall receive on account of such Claim, at the option of the Debtors, either payment in full in Cash as soon as reasonably practicable after the Effective Date, or in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, regular installment payments in Cash: (i) of. a total value, as of the Effective Date, equal to the Allowed amount of such Claim; (ii) which total value shall include simple interest to accrue on any outstanding balance of such Allowed Priority Tax Claim starting on the Effective Date at the rate of interest determined under applicable nonbankruptcy law pursuant to section 511 of the Bankruptcy Code; (iii) over a period ending not later than five (5) years after the Petition Date; and (iv) in a manner not less favorable than the most favored nonpriority unsecured Claim provided for by the Plan. Each Holder of an Allowed Secured Tax Claim shall retain the Lien securing its Allowed Secured Tax Claim as of the Effective Date until full and final payment of such Allowed Secured Tax Claim is made as provided herein, and upon such full and final payment, such Lien shall be deemed to have been satisfied and shall be null and void and unenforceable for all purposes.

3.4.           Class 1 (Non-Tax Priority Claims).

(a)            Non-Impairment. Class 1 consists of all Non-Tax Priority Claims. Class 1 is Unimpaired, and pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Claims in Class 1 are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

(b)            Treatment. The legal, equitable and contractual rights of the Holders of Allowed Non-Tax Priority Claims are unaltered by the Plan. Each Holder of an Allowed Non-Tax Priority Claim, in full and final satisfaction, release, settlement and discharge of such Allowed Non-Tax Priority Claim, shall be paid in full, in Cash, on the Effective Date or in accordance with the terms of any agreement between the Debtors and the Holder of an Allowed Non-Tax Priority Claim or on such other terms and conditions as are acceptable to the Debtors and the Holder of an Allowed Non-Tax Priority Claim.

3.5.           Class 2 (Other Secured Claims).

(a)            Non-Impairment. Class 2 consists of all Other Secured Claims. Class 2 is Unimpaired, and pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Claims in Class 2 are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

(b)            Subclassification. Each Other Secured Claim, if any, shall constitute and comprise a separate Subclass numbered 3.5.1, 3.5.2, 3.5.3 and so on.

(c)            Treatment. The legal, equitable and contractual rights of the Holders of Allowed Other Secured Claims are unaltered by the Plan. On the Effective Date, each Allowed Other Secured Claim, in full and final satisfaction, release, settlement and discharge of such Allowed Other Secured Claim, shall be, at the Debtors’ option, (a) Reinstated, (b) satisfied by the Debtors’ surrender of the collateral securing such Claim, (c) offset against, and to the extent of, the Debtors’ claims against the Holder of such Claim, or (d) otherwise rendered Unimpaired, except to the extent the Reorganized Debtors and such Holder agree to a different treatment.

3.6.           Class 3 (Note Claims).

(a)            Impairment. Class 3 consists of the Note Claims. Class 3 is Impaired, and the Holders of Claims in Class 3 are entitled to vote to accept or reject the Plan.

(b)            Allowance. For purposes of voting to accept or reject the Plan and receiving distributions under the Plan, the Note Claims shall be deemed Allowed in the aggregate principal amount of approximately $131.3 million plus approximately $6.4 million of accrued and unpaid Cash interest through September 30, 2010 plus any thereafter accrued and unpaid Cash and paid-in-kind interest for the period up to and including the Petition Date.

(c)            Treatment. On or as soon as practicable after the Effective Date, Holders of Allowed Note Claims, in full and final satisfaction, release, settlement and discharge of such Allowed Note Claims and any Adequate Protection Obligations (other than as set forth in Section 3.6(e) of the Plan), shall receive their Pro Rata share of (i) ninety-five percent (95%) of the New Common Stock, subject to dilution for additional shares of New Common Stock to be issued pursuant to the New Management Stock Incentive Plan and any future issuance of New Common Stock, (ii) the New First Lien Notes, and (iii) a distribution of Cash in an aggregate amount equal to the Net Distributable Cash, if any; provided, however, that each Holder of an Allowed Note Claim may designate one of its affiliates to receive the shares of New Common Stock to which it would otherwise be entitled. Each Holder of an Allowed Note Claim (or its designated affiliate) shall be required to execute and deliver to the Reorganized Debtors a signature page to the New Stockholders’ Agreement as a condition precedent to receiving any distribution of New Common Stock pursuant to the Plan.

(d)           Principal Terms of New First Lien Notes. The New First Lien Notes shall be issued by Reorganized WTI in the aggregate principal amount of $30 million less, on a dollar for dollar basis, the amount of any Net Distributable Cash distributed on the Effective Date to the Holders of Allowed Note Claims under the Plan. The New First Lien Notes shall mature on the third anniversary of the Effective Date. The First Lien Notes shall be callable at any time at par plus accrued interest and shall bear interest at a rate per annum equal to 6.0% in year 1, 12.0% in year 2 (of which a portion equal to 6.0% per annum shall be payable-in-kind) and 16.0% in year 3 (of which a portion equal to 10.0% per annum shall be payable-in-kind). Notwithstanding the foregoing, subject to the written consent of the Requisite Supporting Noteholders, the foregoing terms of the New First Lien Notes may be modified to extend the maturity date and/or to adjust the interest rate. The final terms of the New First Lien Notes, including any such agreed modifications thereto, shall be contained in the form of the New First Lien Notes and/or New First Lien Notes Indenture to be filed with the Bankruptcy Court as part of the Plan Supplement. Interest shall be due and payable semi-annually in arrears, beginning on the last day of the calendar month immediately following the 6 month anniversary of the Effective Date. The New First Lien Notes shall be subject to mandatory redemption in an amount equal to 100% of the net Cash proceeds of all asset sales consummated after the Effective Date (including, without limitation, any asset sale consummated after the Effective Date but as to which a motion to approve such sale was pending in the Bankruptcy Court prior to the Effective Date) and proceeds from insurance and casualty receipts received after the Effective Date (subject to exceptions and reinvestment rights that are mutually acceptable to the Debtors and the Requisite Supporting Noteholders); provided, however, that any such asset sale as to which a motion to approve such sale was pending in the Bankruptcy Court prior to the Effective Date shall be subject to the prior written consent of the Requisite Supporting Noteholders. The New First Lien Notes shall he eligible for resale under Rule 144A of the Securities Act. The New First Lien Notes Indenture shall have covenants, representations, defaults and other provisions substantially similar to those contained in the Note Indenture (subject to modifications to reflect the relevant terms set forth in the Plan, to include customary and mutually acceptable information rights provisions and other modifications that are mutually acceptable to the Debtors and the Requisite Supporting Noteholders). Notwithstanding anything to the contrary contained in the Plan (including, without limitation, the definition of Net Distributable Cash), if initial Unrestricted Cash and cash equivalents available to the Reorganized Debtors on the Effective Date is less than $10 million, then the net proceeds payable from assets sales after the Effective Date shall be reduced by an amount sufficient to make up the shortfall in the amount of the opening Unrestricted Cash and cash equivalents available to the Reorganized Debtors on the Effective Date.

Except as provided below, the New First Lien Notes shall be guaranteed by each domestic subsidiary of Reorganized WTI and secured by a first priority, properly perfected lien on substantially all assets (including real property) of Reorganized WTI and its domestic subsidiaries (subject to permitted liens as set forth in the New First Lien Notes Indenture). The collateral shall include a pledge of all of the issued and outstanding stock of all subsidiaries of Reorganized WTI and its domestic subsidiaries; provided that in the case of any foreign subsidiary such pledge shall be limited to 100% of nonvoting stock and 65% of voting stock. For purposes of the New First Lien Notes, “subsidiary” shall have the meaning ascribed to such term under the Note Indenture. No joint venture shall be required to guaranty, or grant liens on its assets to secure, the New First Lien Notes. The equity interests of Reorganized WTI or its subsidiaries in any joint venture shall not constitute collateral for the New First Lien Notes if such pledge is prohibited pursuant to a bona fide agreement with the applicable joint venture partner. For purposes of clarity, Wolverine China Investments LLC and Wolverine Wieland Heat Transfer Technology LLC will not guaranty the New First Lien Notes or pledge any assets to secure the New First Lien Notes, and the equity interests therein shall not constitute collateral for the New First Lien Notes.

(e)            Fees and Expenses of Professionals of the Supporting Noteholders. All unpaid reasonable fees and expenses of the professionals retained by the Ad Hoc Group” and Plainfield, including lead and local counsel to the Ad Hoc Group and Plainfield, in accordance with the terms of the Cash Collateral Order, shall be paid in full in Cash as Administrative Expense Claims of the Debtors’ Estates by the Reorganized Debtors on the Effective Date.

(f)            Cancellation of Notes and Related Instruments. As of the Effective Date, all Notes, the Note Indenture and all agreements, Instruments and other documents evidencing the Note Claims and the rights of the Holders thereof, shall be cancelled and deemed null and void and of no further force and effect (all without further act or action by any Person), other than as evidence of any right to receive distributions under the Plan, and all obligations of any Person (including, without limitation, the Note Trustee) under such Instruments and agreements (including, without limitation, any Note Trustee Charging Lien and any Lien securing any Adequate Protection Obligations) shall be fully and finally satisfied and released and the Note Trustee shall be discharged and released of all liabilities and obligations with respect to the foregoing without any further act or order of the Bankruptcy Court or any other Person. Without limiting the foregoing, each Holder of a Note Claim shall be deemed to consent to the cancellation and release of any guarantee, Instrument, agreement or other documents respecting payment of the Notes and the release of any and all Claims it may have with respect to any Property or assets of the Debtors and/or the Reorganized Debtors. Notwithstanding the termination of the Note Indenture and the Notes, the provisions of such documents shall govern the relationships of the Note Trustee and the Holders of the Notes. Notwithstanding the foregoing and anything contained in the Plan, the Note Indenture shall continue in effect to the extent necessary to allow the Debtors, the Reorganized Debtors or the Note Trustee to make distributions pursuant to the Plan on or about the Effective Date on account of the Note Claims.

(g)            Note Trustee Charging Lien. On the Effective Date, the Reorganized Debtors shall pay, in Cash, the reasonable fees, costs and expenses of the Note Trustee, in an amount to be agreed upon between the Debtors and the Note Trustee but not to exceed $20,000, or in the event the parties cannot reach agreement on the amount thereof, such amount as shall be determined by the Bankruptcy Court. Upon receipt of such payment, any Note Trustee Charging Lien shall automatically be deemed released. Such payment shall be in full and final satisfaction of all pre- and post-petition Claims of the Note Trustee. Distributions to Holders of Notes pursuant to the Plan will not be reduced on account of payments made to the Note Trustee for fees and expenses secured by any Note Trustee Charging Lien.

3.7.           Class 4 (General Unsecured Claims).

(a)            Non-Impairment. Class 4 consists of all General Unsecured Claims. Class 4 is Unimpaired, and pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Claims in Class 4 are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

(b)            Treatment. On or as soon as practicable after the Effective Date, except to the extent a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment or has been paid prior to the Effective Date, each Holder of an Allowed General Unsecured Claim, in full and final satisfaction, release, settlement and discharge of such Allowed General Unsecured Claim, shall be paid in full, in Cash, in the ordinary course of business or shall receive such other treatment as shall render it Unimpaired. Any Allowed General Unsecured Claim that is not due and payable on or before the Effective Date shall be paid thereafter (i) in the ordinary course of business in accordance with the terms of any agreement that governs such Allowed General Unsecured Claim, or (ii) in accordance with the course of practice between the Debtors and the Holder of such Allowed General Unsecured Claim. Notwithstanding anything to the contrary in the Plan, the Unimpaired Claims and Interests and Impaired Claims and Interests of a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor by virtue of the Plan, the Chapter 11 Cases, or otherwise.

3.8.           Class 5 (PBGC Claim).

(a)            Impairment. Class 5 consists of the PBGC Claim. Class 5 is Impaired, and the Holder of the Class 5 Claim is entitled to vote on the Plan.

(b)            Treatment. On or as soon as practicable after the Effective Date, in full and final satisfaction, release, settlement and discharge of the PBGC Claim, the Holder of the PBGC Claim shall receive the treatment set forth in the PBGC Settlement Agreement attached as Exhibit A to the Plan.

3.9.           Class 6 (Old Preferred Stock).

(a)            Impairment. Class 6 consists of all Old Preferred Stock Interests. Class 6 is Impaired, and pursuant to section 1126(g) of the Bankruptcy Code, the Holders of Old Preferred Stock Interests in Class 6 are deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.

(b)            Treatment. On the Effective Date, all Old Preferred Stock shall be cancelled, and Holders of Old Preferred Stock Interests shall not receive or retain any Property under the Plan on account of such Old Preferred Stock Interests.

3.10.         Class 7 (Old Common Stock).

(a)            Impairment. Class 7 consists of all Old Common Stock Interests. Class 7 is Impaired, and pursuant to section 1126(g) of the Bankruptcy Code, the Holders of Old Common Stock Interests in Class 7 are deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.

(b)            Treatment. On the Effective Date, all Old Common Stock shall be cancelled, and Holders of Old Common Stock Interests shall not receive or retain any Property under the Plan on account of such Old Common Stock Interests.

3.11.         Class 8 (Section 510(b) Claims).

(a)            Impairment. Class 8 consists of all Section 510(b) Claims. Class 8 is Impaired, and pursuant to section 1126(g) of the Bankruptcy Code, Holders of Section 510(b) Claims in Class 8 are deemed to reject the Plan and are not entitled to vote to accept or reject the Plan.

(b)            Treatment. On the Effective Date, all Section 510(b) Claims shall be cancelled, and Holders of Allowed Section 510(b) Claims shall not receive or retain any Property under the Plan on account of such Allowed Section 510(b) Claims.

3.12.         Class 9 (Subsidiary Equity Interests).

(a)           Non-Impairment. Class 9 consists of Subsidiary Equity Interests. Class 9 is Unimpaired, and pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Subsidiary Equity Interests in Class 9 are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

(b)            Treatment. The legal, equitable and contractual rights of the Holders of Allowed Subsidiary Equity Interests are unaltered by the Plan. All Subsidiary Equity Interests shall be retained by Reorganized WTI.

ARTICLE IV
MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

4.1.         Plan Funding. The funds utilized to make Cash payments under the Plan have been and/or will be generated from, among other things, Cash available from the operation of the Debtors’ business and/or asset dispositions.

4.2.         [reserved]

4.3.           Authorization and Issuance of New Common Stock. On the Effective Date, Reorganized WTI shall have authorized shares of a single class of New Common Stock in such amount as shall be necessary or appropriate in connection with consummation of the Plan (subject to adjustment pursuant to Section 7.7 of the Plan). On or as soon as practicable after the Effective Date, Reorganized WTI shall issue, in accordance with the terms of the Plan, a sufficient number of shares of New Common Stock as is necessary to consummate the Plan (and subject to adjustment pursuant to Section 7.7 of the Plan). All shares of New Common Stock to be issued pursuant to the Plan shall be, upon issuance, fully paid and non-assessable, and shall be subject to dilution for shares of New Common Stock issued pursuant to the New Management Stock Incentive Plan and future issuances as authorized by the board of directors of Reorganized WTI. In the period pending distribution of the New Common Stock to any Holder of an Allowed Note Claim (or its designated affiliate) entitled to receive such distribution, such Holder (or its designated affiliate) shall be bound by, have the benefit of and be entitled to enforce the terms and conditions of, the New Stockholders’ Agreement and shall be entitled to exercise any voting rights and receive any dividends or other distributions payable in respect of the New Common Stock to be distributed to it (including receiving any proceeds of any permitted transfer of such New Common Stock) and to exercise all other rights in respect of the New Common Stock (so that such Holder (or its designated affiliate) shall be deemed for tax purposes to be the owner, as of the Effective Date, of the New Common Stock to be distributed to it).

4.4.           New Stockholders’ Agreement. The holders of the New Common Stock shall be party to the New Stockholders’ Agreement, the terms of which shall be reasonably acceptable to the Debtors, the Requisite Supporting Noteholders and the PBGC and which shall be included in the Plan Supplement. The New Stockholders’ Agreement shall be binding on all holders of New Common Stock and shall include, as may be agreed upon between the Debtors and the Requisite Supporting Noteholders, (i) tag-along rights that allow holders of New Common Stock to participate in any sale transaction that results in a majority of the New Common Stock being held by a single stockholder or group of stockholders (other than, in each case, the stockholders on the Effective Date and their affiliates), (ii) drag-along rights for any sale of the Debtors or the Reorganized Debtors, as applicable, that is approved by the board of directors and the holders of a majority of the New Common Stock, provided that any purchaser in a drag-along sale must acquire 100% of the New Common Stock held by Plainfield and if the board of directors’ approval of the drag-along sale is not unanimous, there shall be delivered a fairness opinion from a nationally recognized investment bank as to the fairness to the stockholders of the transaction from a financial point of view, (iii) preemptive rights for holders of New Common Stock who are accredited investors (and not competitors of the business), (iv) piggyback registration rights, (v) demand registration rights that can be exercised by holders of New Common Stock that meet minimum ownership requirements six months after an initial public offering or after 3 years after the Effective Date, (vi) restrictions on transfers to competitors by stockholders, (vii) information rights for holders of New Common Stock (other than competitors or management shareholders who are no longer employed), (viii) inspection rights for holders of New Common Stock (other than competitors of the business) that meet minimum ownership requirements, and (ix) a requirement that transactions with affiliates be approved by a majority of disinterested directors. Each Holder of an Allowed Note Claim (or its designated affiliate) and the Holder of the PBGC Claim shall be required to execute and deliver to the Reorganized Debtors a signature page to the New Stockholders’ Agreement as a condition precedent to receiving any distribution of New Common Stock pursuant to the Plan.

4.5.           Issuance of New First Lien Notes. On the Effective Date, Reorganized WTI shall enter into the New First Lien Notes Indenture and issue the New First Lien Notes pursuant to the terms thereof.

4.6.           Cancellation and Surrender of Existing Securities and Agreements.

(a)            Except as may otherwise be provided in the Plan, on the date distributions are made, the promissory notes, share certificates, bonds and other Instruments evidencing any Claim or Interest shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors (and, as applicable, any non-Debtor subsidiaries and affiliates of the Debtors) under the agreements, indentures and certificates of designations governing such Claims and Interests, as the case may be, shall be discharged and released.

(b)           Except as otherwise provided herein or agreed by Reorganized WTI, each holder of a promissory note, share certificate, bond or other Instrument evidencing a Claim shall surrender such promissory note, share certificate, bond or Instrument to Reorganized WTI (or the Disbursing Agent). No distribution of Property hereunder shall be made to or on behalf of any such holders unless and until such promissory note, share certificate, bond or Instrument is received by Reorganized WTI (or the Disbursing Agent), or the unavailability of such promissory note, share certificate, bond or Instrument is established to the reasonable satisfaction of Reorganized WTI (or the Disbursing Agent), or such requirement is waived by Reorganized WTI. Reorganized WTI may require any holder that is unable to surrender or cause to be surrendered any such promissory notes, share certificates, bonds or Instruments to deliver an affidavit of loss and indemnity reasonably satisfactory to Reorganized WTI. Any holder that fails within the later of six months after the Effective Date and the date of allowance of its Claim (i) to surrender or cause to be surrendered such promissory note, share certificate, bond or Instrument and (ii) if requested, to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to Reorganized WTI (or the Disbursing Agent), shall be deemed to have forfeited all rights, Claims and Causes of Action against the Debtors and Reorganized Debtors and shall not participate in any distribution hereunder; provided, however, any Holder of a Note for which no physical certificate was issued to the Holder but which instead is held in book-entry form pursuant to a global security held by DTC or other securities depositary or custodian thereof shall be deemed to have surrendered its Note upon the surrender of such global security by DTC or such other securities depository or custodian thereof.

4.7.           Revesting of Assets and Operation of Businesses. Except as otherwise set forth herein or in the Confirmation Order, as of the Effective Date, all Property of the respective Debtors’ Estates shall revest in the respective Reorganized Debtors free and clear of all Claims, Liens, encumbrances and other Interests of the Holders of Claims or Interests. Subsidiary Equity Interests shall be retained, and the legal, equitable and contractual rights to which the Holders of such Allowed Subsidiary Equity Interests are entitled shall remain unaltered.

4.8.           Retention of Causes of Action. Except as otherwise provided in the Plan, the Confirmation Order, or in any settlement agreement approved during the Chapter 11 Cases: (1) any and all rights, Claims, Causes of Action, defenses, and counterclaims of or accruing to the Debtors or their Estates shall remain assets of and vest in the Reorganized Debtors, whether or not litigation relating thereto is pending on the Effective Date, and whether or not any such rights, claims, Causes of Action, defenses, and counterclaims have been listed or referred to in the Plan, the Schedules, or any other document filed with the Bankruptcy Court, and (2) neither the Debtors nor the Reorganized Debtors waive, relinquish, or abandon (nor shall they be estopped or otherwise precluded from asserting) any right, Claim, Cause of Action, defense, or counterclaim that constitutes Property of the Estates: (a) whether or not such right, Claim, Cause of Action, defense, or counterclaim has been listed or referred to in the Plan or the Schedules, or any other document filed with the Bankruptcy Court, (b) whether or not such right, Claim, Cause of Action, defense, or counterclaim is currently known to the Debtors, and (c) whether or not a defendant in any litigation relating to such right, Claim, Cause of Action, defense, or counterclaim filed a Proof of Claim in the Chapter 11 Cases, filed a notice of appearance or any other pleading or notice in the Chapter 11 Cases, voted for or against the Plan, or received or retained any consideration under the Plan. Without in any manner limiting the generality of the foregoing, notwithstanding any otherwise applicable principle of law or equity, including, without limitation, any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to a right, Claim, Cause of Action, defense, or counterclaim, or potential right, Claim, Cause of Action, defense, or counterclaim, in the Plan, the Schedules, or any other document filed with the Bankruptcy Court shall in no manner waive, eliminate, modify, release, or alter the Reorganized Debtors’ right to commence, prosecute, defend against, settle, and realize upon any rights, Claims, Causes of Action, defenses, or counterclaims that the Debtors or the Reorganized Debtors has, or may have, as of the Confirmation Date. The Reorganized Debtors may commence, prosecute, defend against, settle, and realize upon any rights, Claims, Causes of Action, defenses, and counterclaims in their sole discretion, in accordance with what is in the best interests, and for the benefit, of the Reorganized Debtors.

4.9.           Waiver of Avoidance Actions. Notwithstanding anything to the contrary contained in the Plan, as of and subject to the occurrence of the Effective Date, the Debtors and the Reorganized Debtors, for and on behalf of themselves and their Estates, hereby waive and release any of the Causes of Action under sections 510, 542, 544, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code; provided, however, that the foregoing waiver and release shall not apply to any such Causes of Action that are pending on the Effective Date.

4.10.         Satisfaction of Claims or Interests. Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims shall be in full and final satisfaction, release, settlement and discharge of such Allowed Claims.

4.11.         Continuation of Bankruptcy Injunction or Stays. All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

4.12.         Administration Pending Effective Date. Prior to the Effective Date, the Debtors shall continue to operate their businesses as debtors-in-possession, subject to all applicable requirements of the Bankruptcy Code and the Bankruptcy Rules. After the Effective Date, the Reorganized Debtors may operate their businesses, and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, but subject to the continuing jurisdiction of the Bankruptcy Court as set forth in Article XII hereof.

4.13.         [reserved]

4.14.         Exemption From Securities Laws. The issuance of the New Common Stock, the New First Lien Notes and any other security that may be deemed to be issued pursuant to the Plan shall be exempt from any federal, state or local laws requiring registration for the offer and sale of such securities or registration or licensing of an issuer of, underwriters of, or broker or dealer in, such securities, to the fullest extent permitted by section 1145 of the Bankruptcy Code.

4.15.         “Change of Control” Provisions. Notwithstanding anything to the contrary contained in the Plan, the Note Indenture, or any executory contract to which any of the Debtors is a party, the transactions to be consummated in accordance with the Plan shall not create, or be deemed to create, (a) any right on the part of a Noteholder to require that any of the Debtors or the Reorganized Debtors repurchase such Holder’s Note or (b) any other claim in connection therewith, upon a “Change of Control,” as such term may be defined in the Note Indenture or in any executory contract being assumed pursuant to the Plan.

4.16.         Substantive Consolidation of the Debtors for Voting and Distribution Purposes Only. On and after the Effective Date, except for Other Secured Claims in Class 2, and solely for purposes of voting on, and making distributions under, the Plan, each and every Claim in the Debtors’ Chapter II Cases against any of the Debtors shall be deemed filed against the consolidated Debtors, and shall be deemed a single consolidated Claim against and obligation of the consolidated Debtors. Such limited consolidation shall in no manner affect or alter (other than-for Plan voting and distribution purposes) (i) the legal and corporate structures of the Reorganized Debtors, or (ii) pre- and post-Petition Date Liens, guarantees and security interests that are required to be maintained (x) in connection with contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed pursuant to section 365 of the Bankruptcy Code and/or the Plan, (y) in connection with the terms of the New First Lien Notes, and (z) pursuant to the terms and conditions contained in the Plan. From and after the Effective Date, each of the Reorganized Debtors will be deemed a separate and distinct entity, properly capitalized, vested with all of the assets of such Debtor as they existed prior to the Effective Date and having the liabilities and obligations provided for under the Plan. Notwithstanding anything in this Section 4.17 to the contrary, all post-Effective Date fees payable to the United States Trustee pursuant to 28 U.S.C. §1930, if any, shall be calculated on a separate legal entity basis for each Debtor.

ARTICLE V
CORPORATE GOVERNANCE AND
MANAGEMENT OF THE REORGANIZED DEBTORS

5.1.           Corporate Existence. Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to its certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

5.2.           Management of Reorganized Debtors. On the Effective Date, the management, control and operation of the Reorganized Debtors shall become the general responsibility of the board of directors of Reorganized WTI, which shall, thereafter, have responsibility for the management, control and operation of Reorganized WTI and its direct and indirect subsidiaries in accordance with applicable law.

5.3.           New Management Stock Incentive Plan. On the Effective Date, the New Management Stock Incentive Plan shall be (and shall be deemed to be) adopted by the Reorganized Debtors, and by voting to accept the Plan, all Holders of Claims shall be deemed to have ratified and approved the New Management Stock Incentive Plan. The New Management Stock Incentive Plan shall be effective immediately on the Effective Date, and shall be deemed to replace and supersede all prior stock incentive plans (or components of other incentive plans governing stock incentives, but not any other components of such incentive plans) of WTI in effect on and as of the Effective Date. Pursuant to the New Management Stock Incentive Plan, eight percent (8%) of the New Common Stock, on a fully diluted basis, shall be reserved for issuance to eligible employees, directors, officers or consultants and advisors of Reorganized WTI in the form of restricted stock (50%) and options (50%). The allocation and vesting schedule for issuances under the New Management Stock Incentive Plan shall be determined by the board of directors of Reorganized WTI. All options governed by the New Management Stock Incentive Plan shall nave an exercise price based upon an equity value of Reorganized WTI of $70 million and shall expire on the tenth anniversary of the Effective Date.

5.4.           Board Of Directors of Reorganized Debtors. On the Effective Date, the board of directors of Reorganized WTI shall be composed of a newly-organized five member board of directors which shall consist of (i) one director nominated by Plainfield, (ii) one director nominated by the Ad Hoe Group, (iii) Steven S. Elbaum, who will serve as initial Chairman, and (iv) two other individuals to be mutually agreed upon by the Ad Hoc Group and Plainfield prior to Confirmation. From and after the eighteen month anniversary of the Effective Date, all directors of Reorganized WTI shall be elected by a vote of a majority of the shares of New Common Stock represented in person or by proxy at a stockholders’ meeting. The Debtors shall disclose on or before the Confirmation Date the names of the Persons to be appointed to the board of directors of Reorganized WTI pursuant to this section. The board of directors of each Reorganized Debtor (other than Reorganized WTI) shall be identified and selected by the board of directors of Reorganized WTI and consist of some or all of the members of the board of directors of Reorganized WTI. In accordance with Section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose on or before the Confirmation Date the identity and affiliations of any Person proposed to serve on the initial board of directors of the Reorganized Debtors.

5.5.           Officers of Reorganized Debtors. On the Effective Date, the officers of the respective Debtors immediately prior to the Effective Date shall serve as the officers of the Reorganized Debtors. After the Effective Date, the officers of the Reorganized Debtors shall be determined by the board of directors of the Reorganized Debtors.

5.6.          Indemnification of Post-Effective Date Directors and Officers. The amended certificates of incorporation and articles of organization or formation of the Reorganized Debtors shall authorize the Reorganized Debtors to indemnify and exculpate their respective officers, directors, managers and agents to the fullest extent permitted under applicable law.

ARTICLE VI
VOTING

6.1.           Voting Generally. Each holder of an Allowed Claim in an Impaired Class which is entitled to vote under the Plan shall be entitled to vote separately to accept or reject the Plan and indicate such vote on a duly executed and delivered ballot as provided in such order as is entered by the Bankruptcy Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other controlling order or orders of the Bankruptcy Court.

6.2.           Nonconsensual Confirmation. If any Impaired Class entitled to vote shall not accept the Plan by the requisite statutory majorities provided in section 1126 of the Bankruptcy Code, or if any Impaired Class is deemed to have rejected the Plan, the Debtors reserve the right (a) to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code and (b) to amend the Plan to the extent necessary to obtain entry of the Confirmation Order.
ARTICLE VII
DISTRIBUTIONS UNDER THE PLAN

7.1.           Distributions to Holders of Allowed Claims Only. Until a Disputed Claim becomes an Allowed Claim, distributions of Cash, New Common Stock and/or other Instruments or Property otherwise available to the Holder of such Claim shall not be made. Prior to the Effective Date, Holders of Note Claims shall be required to provide the Disbursing Agent an Internal Revenue Service Form W-9 (or, if applicable, an appropriate Internal Revenue Service Form W-8).

7.2.           Distribution Record-Date. As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims as maintained by the Debtors or their agents shall be deemed closed. The Debtors shall have no obligation to recognize, but may, in their sole and absolute discretion, recognize any transfer of any such Claims occurring on or after the Distribution Record Date. The Debtors or the Reorganized Debtors, as applicable, will be entitled to recognize only those record holders of such Claims stated on the transfer ledgers as of the close of business on the Distribution Record Date. Subject to the foregoing, the Distribution Record Date shall be the record date for purposes of making distributions under the Plan.

7.3.           Disbursing Agent. The Reorganized Debtors, as Disbursing Agent, or such other Entity designated by the Reorganized Debtors as a Disbursing Agent, shall make all distributions under the Plan when required by the Plan. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

7.4.           Rights and Powers of Disbursing Agent. The Disbursing Agent shall be empowered to (a) effect all actions and execute all agreements, Instruments and other documents necessary to perform its duties under the Plan, (b) make all distributions contemplated by the Plan, and (c) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

7.5.           Delivery of Distributions.

7.5.1           In General. Subject to Bankruptcy Rule 9010 and except as otherwise provided in Section 7.5.2 of the Plan, all distributions to any Holder of an Allowed Claim including, without limitation, distributions of New Common Stock and, to the extent applicable, Cash, to Holders of Allowed Note Claims, shall be made at the address of such Holder as set forth in the Debtors’ books and records and/or on the Schedules filed with the Bankruptcy Court unless the Debtors or their Disbursing Agent have been notified in writing of a change of address including, without limitation, by the filing of a Proof of Claim by such Holder that contains an address for such Holder different from the address reflected on such books and records or Schedules for such Holder.

7.5.2           Distributions of New First Lien Notes. Distributions of New First Lien Notes to Holders of Allowed Note Claims shall be made by means of book-entry exchange through the facilities of the DTC in accordance with the customary practices of the DTC, as and to the extent practicable, and the DTC shall be instructed to effect such distributions on a Pro Rata basis as provided under the Plan. The New First Lien Notes will be issued in denominations of $1,000 principal amount or integral multiples thereof, and the Pro Rata principal amount of New First Lien Notes to be distributed to each Holder of an Allowed Note Claim as provided herein will be rounded up or down, as applicable, in accordance with the customary practices of the DTC (and no Cash shall be payable with respect to any portion of the Pro Rata principal amount that was subtracted to effect such rounding).

7.5.3           Timing of Distributions. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, and if so completed shall be deemed to have been completed as of the required date.

7.5.4           Distributions of Unclaimed Property. In the event that any distribution to any Holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such Holder, but no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then current address of such Holder, at which time such distribution shall be made to such Holder without interest or accruals of any kind. Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code on the six month anniversary of the Effective Date. After that date, all unclaimed property or interest in property shall revert to the Reorganized Debtors and the Claim of any Holder to such property or interest in property shall be discharged and forever barred.

7.6.          Time Bar to Cash Payments. Checks issued by the Reorganized Debtors on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days from and after the date of issuance thereof. Holders of Allowed Claims shall make all requests for reissuance of checks to the Reorganized Debtors. Any Claim in respect of a voided check must be made on or before the six month anniversary of the date of issuance. After such date, all Claims and respective voided checks shall be discharged and forever barred and the Reorganized Debtors shall retain all monies related thereto.

7.7.           Fractional Shares. No fractional shares of New Common Stock shall be issued or distributed under the Plan. The actual distribution of shares of New Common Stock shall be rounded to the next higher or lower number as follows: (a) fractions of one-half (1/2) or less shall be rounded to the next lower whole number, and (b) fractions of greater than one-half (1/2) shall be rounded to the next higher whole number. The total number of shares of New Common Stock to be distributed hereunder shall be adjusted as necessary to account for such rounding. No consideration shall be provided in lieu of fractional shares that are rounded down. Neither the Debtors, the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one share of New Common Stock.

7.8.           Setoffs. The Debtors or the Reorganized Debtors may, but shall not be required to, set off or recoup against any Allowed Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Allowed Claim, any claims, rights or Causes of Action of any nature whatsoever that the Debtors or Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by. the Debtors or the Reorganized Debtors of any such claims, rights or Causes of Action.

ARTICLE VIII
PROCEDURES FOR DISPUTED CLAIMS

8.1.           Resolution of Disputed Claims. Except as set forth in any order of the Bankruptcy Court, any Holder of a Claim against the Debtors shall file a Proof of Claim with the Bankruptcy Court or with the agent designated by the Debtors for this purpose on or before the Claims Bar Date. The Debtors prior to the Effective Date, and thereafter the Reorganized Debtors, shall have the exclusive authority to file objections to Proofs of Claim on or before the Claims Objection Bar Date, and to settle, compromise, withdraw or litigate to judgment objections to any and all Claims, regardless of whether classified or otherwise. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

8.2.           Estimation of Claims. Any Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.

8.3.           No Partial Distributions Pending Allowance. Notwithstanding any other provision in the Plan, except as otherwise agreed by the Debtors or the Reorganized Debtors, no partial payments or distributions shall be made with respect to a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order.

8.4.           Distributions After Allowance. To the extent a Disputed Claim becomes an Allowed Claim, the Disbursing Agent shall distribute to the Holder thereof the distributions, if any, to which such Holder is then entitled under the Plan. Any such distributions shall be made in accordance with and at the time mandated by the Plan. No interest shall be paid on any Disputed Claim that later becomes an Allowed Claim.

ARTICLE IX
EXECUTORY CONTRACTS AND UNEXPIRED LEASES

9.1.          Assumption of Executory Contracts and Unexpired Leases. As of the Effective Date, all executory contracts and unexpired leases to which any Debtor is a party and which are listed on a schedule to be filed with the Plan Supplement (the “Rejected Contracts Schedule”) shall be and shall be deemed to be rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code. All executory contracts and unexpired leases not listed on the Rejected Contracts Schedule and not rejected prior to the Confirmation Date or otherwise the subject of a motion to reject filed on or before the Confirmation Date shall be assumed as of the Effective Date in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365 and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to the Plan shall revest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

9.2.           Cure of Defaults of Assumed Executory Contracts and Unexpired Leases.

(a)            Except as otherwise specifically provided in the Plan, any monetary defaults under each executory contract and unexpired lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or in the ordinary course of business, subject to the limitation described below, or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the executory contract or unexpired lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption; provided, however, that based on the Bankruptcy Court’s resolution of any such dispute, the applicable Debtor or Reorganized Debtor shall have the right, within 30 days after the entry of such Final Order and subject to approval of the Bankruptcy Court pursuant to section 365 of the Bankruptcy Code, to reject the applicable executory contract or unexpired lease.

(b)           Assumption of any executory contract or unexpired lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time prior to the effective date of assumption. Any Proofs of Claim filed with respect to an executory contract or unexpired lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

9.3.           Assumption of Alpine Agreements.

(a)            Effective upon the Effective Date, the Reorganized Debtors, as applicable, shall assume the Alpine Agreements, which agreements shall be on the same terms and conditions as in effect on the Petition Date, except that the Alpine Management Agreement shall be amended to provide for (i) a 3 year term and (ii) payment of a management fee to Alpine equal to $1.25 million per annum plus reimbursement of reasonable fees and expenses plus the right to receive, at the same time as any Cash is received by holders of New Common Stock in connection with a Liquidity Event consummated prior to the third anniversary of the Effective Date or signed prior to the third anniversary of the Effective Date and consummated thereafter, a payment/distribution equal to (a) 20% of the aggregate Cash consideration received by holders of New Common Stock in excess of $70 million but less than $120 million and (b) 25% of the aggregate Cash consideration received by holders of New Common Stock in excess of $120 million (it being understood that the foregoing thresholds shall be reduced on a dollar for dollar basis to take into account any payments or distributions made to holders of New Common Stock (in their capacity as such) from time to time after the Effective Date and prior to any such Liquidity Event). For clarification, if any Cash consideration, including contingent Cash consideration, is paid or distributed to the holders of New Common Stock in connection with a Liquidity Event consummated prior to the third anniversary of the Effective Date or signed prior to such third anniversary and consummated thereafter, then Alpine shall be entitled to receive its allocable portion of such consideration (i.e., 0%, 20% or 25%, as applicable, depending on the amount of the aggregate Cash consideration received by holders of New Common Stock as of such time), including contingent Cash consideration, at the same time as any such payment or distribution is made to holders of New Common Stock.

(b)            On the Effective Date, the Alpine Management Agreement also shall be modified to provide as follows: (i) in addition to the current termination rights set forth in the Alpine Management Agreement, the Debtors or Reorganized Debtors, as applicable, shall have the right to terminate the Alpine Management Agreement for any reason upon at least 3 months written notice, provided such termination shall not terminate or in any manner affect the right of Alpine to receive all accrued and unpaid management fees and expenses as of such termination date; (ii) Alpine’s termination rights will be limited to those currently contained in the Alpine Management Agreement (i.e., due to willful misconduct, gross negligence or material breach by the Debtors); (iii) if the Reorganized Debtors terminate the Alpine Management Agreement pursuant to the current termination rights set forth in the Alpine Management Agreement (i.e., due to willful misconduct, gross negligence or material breach by Alpine, which would include a wrongful termination by Alpine or a refusal by Alpine to continue to provide services under the Alpine Management Agreement), such termination will eliminate the right to receive the Liquidity Event payments/distributions described above (the “Liquidity Event Rights”); (iv) if the Reorganized Debtors terminate the Alpine Management Agreement because Steven S. Elbaum resigns from the board of directors or is otherwise not available to provide services on behalf of Alpine pursuant to the Alpine Management Agreement, then (x) Alpine shall be entitled to retain a prorated share of the Liquidity Event Rights based on the portion of the three-year term that has elapsed prior to termination and (y) the remainder of the Liquidity Event Rights shall be eliminated; and (v) if the Reorganized Debtors terminate the Alpine Management Agreement for any reason other than pursuant to clauses (iii) and (iv) of this Section 9.3(b), or if Alpine terminates the Alpine Management Agreement pursuant to the current termination rights set forth in the Alpine Management Agreement, then Alpine shall be entitled to retain all of the Liquidity Event Rights.

(c)            On the Effective Date, no further cure as described in section 365 of the Bankruptcy Code shall be required to be made by WTI in connection with the assumption by the Reorganized Debtors of the Alpine Agreements (except with respect to any cure required to be paid by the Debtors to Alpine relating to any hedging arrangements identified in the Alpine Agreements, which obligations shall be assumed and be rendered unimpaired).

(d)            For the avoidance of doubt, the amendments to the Alpine Management Agreement described in this Section 9.3 shall be effective only upon the Effective Date and such amended terms and provisions shall be of no force or effect prior to Confirmation of the Plan.

9.4.           Assumption of Compensation and Benefit Programs. With the exception of the Pension Plan (which shall be terminated), the Debtors shall file with the Plan Supplement a schedule, which shall be in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders, listing all employment, retirement, indemnification, and other agreements or arrangements in place as of the Effective Date with the Debtors’ officers or employees, or retirement income plans and welfare benefit plans for such persons, or discretionary bonus plans or variable incentive plans regarding payment of a percentage of annual salary based on performance goals and financial targets for certain employees identified as key leaders, top level managers, or sales leaders, including, but not limited to, the Annual Performance Incentive Plan (APIP), the New Path Incentive Plan (NPIP), the Sales Incentive Plan, the Merit Bonus Plan, the 2009 Discretionary Bonus Plan, and the 2009 Retention Plan (each as previously identified to the Ad Hoc Group), to be assumed by the Reorganized Debtors and to remain in place after the Effective Date; provided, however, that the foregoing shall not apply to any equity-based compensation or incentive-based plan, agreement, or arrangement existing as of the Petition Date, which such plan, agreement or arrangement shall be deemed terminated, superseded and replaced by the New Management Stock Incentive Plan. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law (subject to any and all rights of the Debtors or Reorganized Debtors under applicable law, including, without limitation, the right to amend or terminate such benefits).

    9.5.           Pass-Through. Any rights or arrangements necessary or useful to the operation of the Debtors’ business but not otherwise addressed as a Claim or Interest, including non-exclusive or exclusive patent, trademark, copyright, maskwork or other intellectual property licenses and other executory contracts not assumable under section 365(c) of the Bankruptcy Code, shall, in the absence of any other treatment, be passed through the bankruptcy proceedings for the Debtors and the Debtors’ counterparty’s benefit, unaltered and unaffected by the bankruptcy filings or the Chapter 11 Cases.

9.6.           Survival of Indemnification and Corporation Contribution. The obligations of the Debtors, if any, to indemnify and/or provide contribution to its current and former directors, officers, employees, managing agents, and attorneys, and such current and former directors’ and officers’ respective affiliates, pursuant to the Corporate Documents and/or any employment contracts, applicable statutes or other contractual obligations, in respect of all past, present and future actions, suits and proceedings against any of such directors, officers, employees, managing agents, and attorneys, based on any act or omission related to the service with, for or on behalf of the Debtors, will be deemed and treated as executory contracts that are assumed by the applicable Debtor or Reorganized Debtor pursuant to the Plan and sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification and contribution obligations will not be discharged, but will instead survive and be unaffected by entry of the Confirmation Order.

9.7.           Insurance Policies. Each of the Debtors’ insurance policies and any agreements, documents, or Instruments relating thereto, are treated as executory contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and Instruments relating to coverage of all insured Claims.

9.8.           Modifications, Amendments, Supplements, Restatements, or Other Agreements.

(a)            Unless otherwise provided in the Plan, each executory contract or unexpired lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such executory contract or unexpired lease, and all executory contracts and unexpired leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

(b)            Modifications, amendments, supplements, and restatements to prepetition executory contracts and unexpired leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the executory contract or unexpired lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

9.9.           Bar Date for Filing Claims for Rejection Damages. If the rejection of an executory contract or unexpired lease pursuant to the Plan gives rise to a Claim, a Proof of Claim must be served upon the Debtors and the Debtors’ counsel within 30 days after the later of:

(a)            notice of entry of the Confirmation Order; or

(b)            such other notice that the executory contract or unexpired lease has been rejected.

Any such Claim not served within such time period will be forever barred. Each such Claim will constitute a General Unsecured Claim, to the extent such Claim is Allowed by the Bankruptcy Court.

9.10.         Reservation of Rights. Nothing contained in the Plan shall constitute an admission by the Debtors that any executory contract or unexpired lease is in fact an executory contract or unexpired lease or that any of the Reorganized Debtors has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

9.11.         Nonoccurrence of Effective Date. In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming- or rejecting unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.

9.12.         Contracts and Leases Entered Into After the Petition Date. Contracts and leases entered into after the Petition Date by any Debtor, including any executory contracts and unexpired leases assumed by such Debtor, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed executory contracts-and unexpired leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE X
RELEASES, INJUNCTIONS AND DISCHARGE

10.1.        Releases by the Debtors. Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, including any derivative Claims asserted or that could possibly have been asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors or the Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the related Disclosure Statement, the related Plan Supplement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims released by this Section 10.1; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors asserting any claim or Cause of Action released pursuant to the Debtor Release.

10.2.        Releases by Holders of Claims. To the greatest extent permissible by law and except as otherwise provided in this Section 10.2, as of the Effective Date, each Holder of a Claim against the Debtors shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Third Party Releasees from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, including any derivative Claims, asserted-on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that such entity would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the subject matter of, or the transactions or events giving rise to, any Claim that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan, the related Disclosure Statement, the related Plan Supplement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Third Party Release is: (1) in exchange for the good and valuable consideration provided-by the Third Party Releasees; (2) a good faith settlement and compromise of the Claims released by this Section 10.2; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any Entity granting a Third Party Release from asserting any claim or Cause of Action released pursuant to the Third Party Release.

Nothing in this Third Party Release shall be deemed to release or Impair any Allowed General Unsecured Claim against the Debtors, which Allowed General Unsecured Claims against the Debtors shall be treated as set forth in Article III of the Plan.

Notwithstanding anything to the contrary in this Section 10.2, nothing in Section 10.2 shall release a Third Party Releasee from any Claims or Causes of Action relating to a violation by such party of federal, state or local securities laws.

10.3.       Mutual Releases by Released Parties. As of the Effective Date, each of the Released Parties hereby unconditionally forever releases, waives and discharges all known and unknown Causes of Action, of-any nature that such Released Party has asserted, may have asserted, could have asserted, or could in the future assert, directly or indirectly, against any of the other Released Parties based on any act or omission relating to the Debtors or their business operations (including, without limitation, the organization or capitalization of the Debtors or extensions of credit and other financial services and accommodations made or not made to the Debtors) or the Chapter 11 Cases on or prior to the Effective Date; provided, however, that the foregoing releases shall not apply to Causes of Action that arise post-Effective Date from obligations or rights created under or in connection with the Plan or any agreement provided for or contemplated in the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Mutual Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Mutual Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims released by this Section 10.3; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any Entity granting a Mutual Release from asserting any claim or Cause of Action released pursuant to the Mutual Release.

10.4.         Exculpation. To the greatest extent permissible by law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim or any obligation, Cause of Action, or liability for any Exculpated Claim; provided, however, that in all respects such Exculpated Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to, or in connection with, the Plan. The Debtors and the Reorganized Debtors (and each of their respective affiliates, officers, directors, employees, managers, principals, agents, attorneys, financial advisors, accountants, investment bankers, consultants, representatives, and other professionals) have participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation of the Plan and distributions made pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

10.5.         Injunction. Except as otherwise expressly provided in the Plan or for obligations issued pursuant to the Plan, all Entities who have held, hold, or may hold Claims or Interests that have been released pursuant to Section 10.1 or Section 10.2 hereof, discharged pursuant to Section 10.6 hereof, or are subject to exculpation pursuant to Section 10.4 hereof are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of subrogation or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

10.5.1           Violation of Injunctions. Any Person injured by any willful violation of such injunction may recover actual damages, including costs and attorneys’ fees and, in appropriate circumstances, may recover punitive damages from the willful violator.

10.5.2           Consent to Injunctions. By accepting distributions or other benefits pursuant to the Plan, each Holder of an Allowed Claim receiving distributions pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in the Plan.

10.6.         Discharge of Claims and Termination of Interests. Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, Instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any Property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(f) of the Bankruptcy Code; provided, however, that, upon the Effective Date, all Allowed General Unsecured Claims shall be Reinstated and shall not be subject to the discharge provisions of this Section 10.6. Any default by the Debtors or their affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring. This Section 10.6 also shall apply to any and all Claims against non-Debtor subsidiaries and affiliates of the Debtors on account of or relating to the Notes.

10.7.        No Releases of Claims By Debtors Against Non-Debtor Subsidiaries or Joint Ventures. Notwithstanding anything to the contrary contained in the Plan (including, without limitation, anything to the contrary contained in Sections 10.1,10.2, 10.3, 10.4, 10.5 or 10.6 of the Plan), nothing in the Plan or the Confirmation Order shall (or shall be deemed to) constitute a waiver, release or discharge by the Debtors or Reorganized Debtors of any Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, against or relating to any non-Debtor subsidiaries or Joint Ventures.

10.8.        Releases Respecting Claims and Obligations Relating to Pension Plan. Notwithstanding anything to the contrary contained in the Plan (including, without limitation, anything to the contrary contained in Sections 10.1, 10.2, 10.3, 10.4, 10.5 and 10,6 of the Plan) or the Confirmation Order, and for the sake of clarity, releases and any other limitations respecting the PBGC Claim and/or the liability or obligations of the Debtors or the Reorganized Debtors to the PBGC (on its own behalf, and in every other capacity in which it may now or in the future act) relating to the Pension Plan, and the extent and scope of such releases and other limitations, shall be governed by the terms of the PBGC Settlement Agreement.

ARTICLE XI
CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

11.1.        Conditions Precedent to Confirmation. It shall be a condition precedent to Confirmation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Section 11.3 hereof:

(a)           the Bankruptcy Court shall have entered an order, in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders, approving the adequacy of the Disclosure Statement;

(b)           the Plan shall be in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders;

(c)           the Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders;

(d)           the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been filed with the Bankruptcy Court and the same shall be in form and substance reasonably acceptable to the Debtors and the Requisite Supporting Noteholders; and

(e)           the definitive agreement (referenced in the definition of the PBGC Settlement Agreement), containing terms and conditions acceptable to the Debtors and the Requisite Supporting Noteholders, shall have been entered into and approved by the Bankruptcy Court.

11.2.        Conditions Precedent to the Effective Date. It shall be a condition precedent to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Section 11.3 hereof:

(a)           all conditions to Confirmation in Section 11.1 of the Plan shall have been either satisfied or waived pursuant to Section 11.3 of the Plan;

(b)           the Confirmation Order shall have become a Final Order;

(c)           all Supporting Professional Fee Claims, to the extent invoiced and timely submitted for payment to the Debtors, shall have been paid in full in Cash;

(d)           the New First Lien Notes and any and all agreements and documents relating thereto shall have been executed, issued and delivered by the Reorganized Debtors;

(e)           all actions, documents, certificates, and agreements necessary to implement the Plan, including documents contained in the Plan Supplement, shall have been effected or executed and delivered, as the case may be, to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws;

(f)             (i) unless increased pursuant to a written agreement with the Requisite Supporting Noteholders, the aggregate amount of Allowed General Unsecured Claims shall not exceed the General Unsecured Claims Cap; and (ii) if the aggregate amount of Allowed General Unsecured Claims exceeds the General Unsecured Claims Cap (as same may be increased pursuant to a written agreement with the Requisite Supporting Noteholders), then the treatment of Allowed General Unsecured Claims shall be as otherwise agreed upon by the Debtors and the Requisite Supporting Noteholders, failing which the Requisite Supporting Noteholders shall have the right to terminate the Plan Support Agreement pursuant to its terms;

(g)           the Holdback Escrow Account shall have been fully funded as required pursuant to the Plan;

(h)           the PBGC Settlement Agreement, containing terms and conditions acceptable to the Debtors and the Requisite Supporting Noteholders, shall have become effective; and

(i)            a distress or involuntary termination of the Pension Plan shall have become effective with a termination date established under ERISA that shall be acceptable to the Debtors and the Requisite Supporting Noteholders.

11.3.         Waiver of Conditions. The conditions to Confirmation and the Effective Date set forth in this Article XI may be waived by the Debtors without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan; provided, however, that the Debtors shall not waive any such conditions without the prior written consent of the Requisite Supporting Noteholders.

11.4.         Effect of Failure of Conditions. If Consummation does not occur, the Plan shall be null and void in all respects, and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by the Debtors, any Holders of Claims or Interests, or any other Entity; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity in any respect.

11.5.         Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

ARTICLE XII
RETENTION OF JURISDICTION

12.1.        Retention of Jurisdiction. Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the Plan’s Confirmation and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction (except with respect to the purposes described under clauses (a) and (n) below, with respect to which jurisdiction shall not be exclusive) over all matters arising out of or related to the Chapter 11 Cases and the Plan, to the fullest extent permitted by law, including jurisdiction to:

(a)            determine any and all objections to the allowance of Claims or Interests;

(b)            determine any and all motions to estimate Claims at any time, regardless of whether the Claim to be estimated is the subject of a pending objection, a pending appeal, or otherwise;

(c)            determine any and all motions to subordinate Claims or Interests at any time and on any basis permitted by applicable law;

(d)            hear and determine all Administrative Expense Claims;

(e)            hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which one or more of the Debtors are parties or with respect to which a one or more of the Debtors may be liable, including, if necessary, the nature or amount of any required cure or the liquidation of any Claims arising therefrom;

(f)            hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;

(g)            enter such orders as may be necessary or appropriate in aid of the Consummation hereof and to execute, implement, or consummate the provisions hereof and all contracts, Instruments, releases, and other agreements or documents created in connection with the Plan or the Confirmation Order;

(h)            hear and determine disputes arising in connection with the interpretation, implementation, Consummation, or enforcement hereof and all contracts, Instruments, and other agreements executed in connection with the Plan;

(i)             hear and determine any request to modify the Plan or to cure any defect or omission or reconcile any inconsistency herein or any order of the Bankruptcy Court;

(j)             issue and enforce injunctions or other orders, or take any other action that may be necessary or appropriate to restrain any interference with or compel action for the implementation, Consummation, or enforcement hereof or the Confirmation Order;

(k)             enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

(1)             hear and determine any matters arising in connection with or relating to the Plan, the Confirmation Order or any contract, Instrument, release, or other agreement or document created in connection with the Plan of the Confirmation Order;

(m)             enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

(n)             recover all assets of the Debtors and Property of the Debtors’ Estates, wherever located;

(o)             hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(p)             enforce the terms of the PBGC Settlement Agreement (including the releases provided therein) and hear and determine any matters arising in connection therewith;

(q)             hear and determine all disputes involving the existence, nature, or scope of the discharge of the Debtors;

(r)             hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;

(s)             hear and determine all other motions, applications and contested or litigated matters which were pending but not resolved as of the Effective Date including, without limitation, any motions, applications and contested or litigated matters to sell or otherwise dispose of assets and/or grant related relief; and

(t)             enter a final decree closing the Chapter 11 Cases.

ARTICLE XIII
MISCELLANEOUS PROVISIONS

13.1.         Immediate Binding Effect. Subject to Section 11.2 hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the. Reorganized Debtors, and any and all Holders “of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring Property under the Plan, and any and all parties to executory contracts and unexpired leases with the Debtors.

13.2.         Effectuating Documents; Further Transactions. The Debtors or the Reorganized Debtors (as the case may be) are authorized to execute, deliver, file, or record such contracts, Instruments, releases, indentures, and other agreements or documents, and take such actions, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or any assistant secretary of the Debtors or the Reorganized Debtors is authorized to certify or attest to any of the foregoing actions.

13.3.         Payment of Statutory Fees. All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

13.4.         Dissolution of Any Statutory Committee. On the Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve, and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by any statutory committees after the Effective Date.

13.5.         Entire Agreement. On the Effective Date, except as otherwise indicated, the Plan and the Plan Supplement shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

13.6.         Exhibits. All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address below or by downloading such exhibits and documents from the Debtors’ restructuring website at http://www.donlinrecano.com/wti or the Bankruptcy Court’s website at www.deb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

13.7.         Exemption From Certain Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from the Debtors to the Reorganized Debtors or any other Person or Entity pursuant to or in connection with the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing Instruments or other documents without the payment of any such tax or governmental assessment.

13.8.         Amendment, Modification and Severability of Plan Provisions. If, prior to Confirmation, any term or provision hereof is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision hereof, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

(a)           The Plan may be amended or modified before the Effective Date by the Debtors to the extent provided by section 1127 of the Bankruptcy Code; provided, however, that any such amendment or modification shall be in form and substance reasonably acceptable to the Requisite Supporting Noteholders.

(b)           The Debtors reserve the right to modify or amend the Plan upon a determination by the Bankruptcy Court that the Plan, in its current form, is not confirmable pursuant to section 1129 of the Bankruptcy Code. To the extent such a modification or amendment is permissible under section 1127 of the Bankruptcy Code, without the need to resolicit acceptances, the Debtors reserve the right to sever any provisions of the Plan that the Bankruptcy Court finds objectionable.

(c)           The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation does not occur, then the Plan shall be null and void, and nothing contained in the Plan shall: (1) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors; or (2) prejudice in any manner the rights of the Debtors in any further proceedings.

13.9.         Withholding and Reporting Requirements. In connection with the Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder: shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements.

13.10.       Closing of Chapter 11 Cases. The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

13.11.       Conflicts. To the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control.

13.12.       Notices to Debtors’. Any notice, request, or demand required or permitted to be made or provided to or upon a Debtor or a Reorganized Debtor hereunder shall be (i) in writing, (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first class mail, or (e) facsimile transmission, and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

WOLVERINE TUBE, INC.
2100 Market Street N.E.
Decatur, AL 35601
Attn: Harold Karp
Telephone: (256)580-3960
Facsimile: (256) 580-3996

with a copy to:

COZEN O’CONNOR, P.C.
1201 North Market Street, Suite 1400
Wilmington, DE 19801
Attn: Mark E. Felger
Telephone: (302) 295-2087
Facsimile: (302) 295-2013

13.13.       Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims against and Interests in the Debtors, their respective successors and assigns, including the Reorganized Debtors, and all other parties-in-interest in the Chapter 11 Cases.

13.14.       No Admissions. Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by the Debtors with respect to any matter set forth herein including, without limitation, liability on any Claim.

13.15.       Allocation of Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first, and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

[SIGNATURE PAGE FOLLOWS]

13.16.  Headings.  Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

Dated: April 15, 2011

WOLVERINE TUBE, INC., et al.,
Debtors and Debtors in Possession

By:	/s/ Harold Karp
Harold Karp
President and Chief Operating Officer

COZEN O’CONNOR, P.C.

By:	/s/ Mark E. Felger
Mark E. Felger

Chase Manhattan Centre
1201 North Market Street
Suite 1400
Wilmington, Delaware 19801
Telephone: (302) 295-2087
Facsimile: (302) 295-013

Counsel for Debtors and Debtors in Possession

PR0SKAUER ROSE LLP
Scott K. Rutsky
Eleven Times Square
New York, New York l0036-8299
Telephone: (212) 969-3000
Facsimile: (212) 969-2900

Special Corporate and Tax Counsel for
Debtors and Debtors in Possession

EXHIBIT “A”

Execution Version

Wolverine Tube, Inc., et al., Case No. 10-13522(PJW)
Memorandum of Understanding
April 8, 2011

THIS MEMORANDUM OF UNDERSTANDING (“MOU”) SETS FORTH THE KEY BUSINESS TERMS OF A SETTLEMENT TO BE INCORPORATED INTO A FINAL AND DEFINITIVE AGREEMENT AND SIGNED BY THE PARTIES HERETO (THE “DEFINITIVE AGREEMENT”) AMONG WOLVERINE TUBE, INC. (“WOLVERINE”) AND EACH OF THE OTHER DOMESTIC OR FOREIGN MEMBERS OF WOLVERINE’S CONTROLLED GROUP (COLLECTIVELY, WITH WOLVERINE, THE “WOLVERINE CONTROLLED GROUP”), ON THE ONE HAND, AND THE PENSION BENEFIT GUARANTY CORPORATION (“PBGC”), ON THE OTHER HAND, WITH RESPECT TO ALL LIABILITIES THAT ANY MEMBER OF THE WOLVERINE CONTROLLED GROUP MAY HAVE UNDER TITLES I AND IV OF ERISA (OTHER THAN FOR FIDUCIARY BREACHES) IN CONNECTION WITH THE WOLVERINE TUBE INC. RETIREMENT PLAN (THE “PENSION PLAN”). IT IS PRESUMED THAT THE TERMS OUTLINED HEREIN WILL BE INCLUDED IN THE DEFINITIVE AGREEMENT, AND THAT THE DEFINITIVE AGREEMENT WILL BE INCORPORATED INTO THE PLAN OF REORGANIZATION (THE “CHAPTER 11 PLAN”) FILED BY WOLVERINE AND ITS AFFILIATED DEBTORS-IN-POSSESSION (THE “DEBTORS”) IN THE ABOVE-REFERENCED CHAPTER 11 CASES (THE “WOLVERINE BANKRUPTCY”). NOTHING HEREIN IS OR SHALL BE DEEMED A SOLICITATION OF VOTES ON ANY CHAPTER 11 PLAN.

1.          Payments to PBGC.1 Subject to earlier pre-payment as provided in paragraph 2, PBGC shall receive the following payments from Wolverine:

a.
$4.00 million to be paid on the 12 month anniversary of Wolverine’s emergence from bankruptcy (the “Effective Date”). Wolverine to use best efforts to sell its Wolverine Tube Europe NV (“Netherlands Entity”) within 12 months from Effective Date and if sold within that time, PBGC instead to receive $3.75 million of the foregoing $4 million upon closing of such sale, with balance (i.e., $250,000) to be paid on 12 month anniversary of Effective Date;

b.	$1.50 million to be paid on 21 month anniversary of Effective Date;

c.	$1.50 million to be paid on 33 month anniversary of Effective Date;

1 The parties’ obligations under the Definitive Agreement shall be contingent on a distress or involuntary termination of the Pension Plan, with an agreed termination date established under ERISA, and the appointment of PBGC as a statutory trustee of the Pension Plan. In addition, the parties’ obligations are contingent on the Debtors’ Chapter 11 Plan becoming effective.

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d.	$1.75 million to be paid on 45 month anniversary of Effective Date;
e.	$1.75 million to be paid on 57 month anniversary of Effective Date;
f.	$1.75 million to be paid on 69 month anniversary of Effective Date;
g.	$1.75 million to be paid on 84 month anniversary of Effective Date;
h.	$1.75 million to be paid on 96 month anniversary of Effective Date;
i.	$1.75 million to be paid on 108 month anniversary of Effective Date;
j.	$1.75 million to be paid on 120 month anniversary of Effective Date;
k.	$0.75 million to be paid on 132 month anniversary of Effective Date.

2.      Prepayment. Wolverine may prepay its obligations at any time and from time to time without penalty or premium provided that any prepayment to PBGC shall be calculated, as of such prepayment date, on a net present value basis using a discount rate of 8.50% (i.e., the then remaining payment stream discounted to such prepayment date at 8.50%). Notwithstanding the foregoing, if Wolverine prepays the entire remaining balance on or before the 57 month anniversary of the Effective Date, the payment set forth in item 1(k) shall be eliminated and PBGC shall instead receive the equivalent of the then remaining payment stream discounted to such date of payment at 8.50%. In the event of a partial prepayment by Wolverine, the back end payments set forth in paragraph 1 (commencing in inverse order from item 1(k)), shall be automatically adjusted to maintain the net present value of the payments to PBGC as contemplated herein.

3.      Liquidity Event Payment. If a Liquidity Event (as defined in the Chapter 11 Plan) occurs, Wolverine to prepay all remaining amounts then owing to PBGC in accordance with the prepayment provisions set forth in paragraph 2 above.

4.      Release of Liens; New Equity Pledge. As soon as practicable after the Effective Date, PBGC to release all present liens and lien rights relating to the Pension Plan. PBGC to be granted a direct pledge of the 49.9% equity interest in the Netherlands Entity owned by Wolverine Tube Canada Limited Partnership, such pledge to be superior to any and all other pledges thereon and to be released upon the earlier of (i) the closing of the sale of the Netherlands’ Entity and concurrent payment to PBGC of $3.75 million as per paragraph 1(a), or (ii) absent a sale of the Netherlands Entity, the payment to PBGC of $4.0 million as per paragraph 1 (a).

5.     Grant of New Common Stock. In addition to the payments described above, PBGC will receive five percent (5%) of the New Common Stock (as defined in the Chapter 11 Plan) subject to dilution for additional shares of New Common Stock to be issued pursuant to the New Management Stock Incentive Plan (as defined in the Chapter 11 Plan) and any future issuance of New Common Stock.

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6.      Dividends. Until the PBGC obligation set forth in paragraph 1 is either fully prepaid or repaid, Wolverine shall not be permitted to pay cash dividends to stockholders to the extent that, as of any dividend payment date, such dividends would exceed the aggregate of the payments made as of such date to the PBGC, provided that, after the third anniversary of the Effective Date, Wolverine may pay cash dividends to stockholders, in the aggregate of up to $2 million in excess of the aggregate of the payments made to the PBGC as of that date.

7.      Secured indebtedness. In addition to indebtedness contemplated by the Chapter 11 Plan, Wolverine shall be permitted to incur other secured indebtedness following the Effective Date to fund the Company’s business operations including, but not limited to, indebtedness required for working capita! purposes, secured credit facilities, capital expenses and leases, hedging, investment in business operations, and growth of operations. To be clear, Wolverine cannot incur indebtedness if the proceeds thereof are to be used to pay dividends to its shareholders or repurchase stock.

8.      Financial Information. Wolverine to provide quarterly financial statements to PBGC within 45 days after the end of each fiscal quarter, and annual financial statements within 120 days after the end to each fiscal year, or as soon as practicable thereafter as such financial statements become available. In addition, Wolverine will provide other customary reporting to the PBGC including, but not limited to, notice of default under any debt obligations of Wolverine or its subsidiaries.

9.      Releases. Subject to mutually acceptable language in the Definitive Agreement, PBGC, on its own behalf, and in every other capacity in which it may now or in the future act, to agree to grant releases to Wolverine, the members of the Wolverine Controlled Group, Wolverine’s noteholders, and their respective officers, directors, shareholders, managing agents, members, successors and assigns, from any claims, liability or obligations relating to the Pension Plan except for any liability arising as a result of a violation of fiduciary obligations to the Pension Plan.

10.    Cross-Acceleration to New Notes. The obligations to PBGC set forth herein shall be cross-accelerated to any acceleration of the new senior secured notes to be issued under the Chapter 11 Plan.

[signature page follows]

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MOU Terms Acknowledged:

Wolverine Tube, Inc., et al.
Debtors and Debtors-in-Possession

By:	/s/ Harold Karp
Name: Harold Karp
Title: President & COO
Date: April 8, 2011

Pension Benefit Guaranty Corporation

By:	/s/ Michael Rae
Name: Micheal Rae
Title: Acting Chief Insurance Program Officer
Date: April 8, 2011

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